                                                                EXHIBIT 10.40

                                                                EXECUTION COPY



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                             INVESTMENT ADVISORY AND
                           ASSET MANAGEMENT AGREEMENT


                                 BY AND BETWEEN

                        AGAR INTERNATIONAL HOLDINGS LTD.


                                       AND

                         LEXINGTON REALTY ADVISORS, INC.






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



                                   TABLE OF CONTENTS


ARTICLE I.            APPOINTMENT, DUTIES AND SHARI' A COMPLIANCE; AUTHORITY;
                      ADVISOR'S REPRESENTATIONS AND WARRANTIES; AGAR'S REPRESENTATION.......2
        Section 1.1   Appointment, Duties and Shari'a Compliance.  .........................2

        Section 1.2   Authority.  ..........................................................2

        Section 1.3   Advisor's Representations, Warranties and Certain Agreements of
                      Advisor.    ..........................................................2

        Section 1.4   AGAR's Representations.  .............................................5

ARTICLE II.           TERM..................................................................6
ARTICLE III.          DESCRIPTION OF SERVICES...............................................6
        Section 3.1   Investment Advisory Services.  .......................................6

        Section 3.2   Asset Management Services.  .........................................10

ARTICLE IV.           COMPENSATION FOR SERVICES............................................16
        Section 4.1   General.  ...........................................................16

        Section 4.2   Invoices.  ..........................................................16

        Section 4.3   Payment of Expenses.  ...............................................16

ARTICLE V.            INDEPENDENT CONTRACTORS STATUS.......................................17
ARTICLE VI.           INDEMNITY............................................................17
ARTICLE VII.          INFORMATION..........................................................18
ARTICLE VIII.         NO CONFLICTS ALLOCATION OF INVESTMENT OPPORTUNITIES..................18
ARTICLE IX.           AFFILIATED ENTITIES..................................................19
ARTICLE X.            NO WARRANTY AS TO VALUE OR PROFITABILITY.............................19
ARTICLE XI.           MISCELLANEOUS........................................................19
        Section 11.1  Assignment.  ........................................................19

        Section 11.2  Modification and Amendment.  ........................................20

        Section 11.3  Licenses; Compliance with Law........................................20

        Section 11.4  Severability.  ......................................................20

        Section 11.5  Resolution of Disputes.  ............................................20


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

        Section 11.6  Governing Law; Certain Construction Rules.  .........................21

        Section 11.7  Notice.  ............................................................21

        Section 11.8  Termination.  .......................................................24

        Section 11.9  Shari'a Requirements.  ..............................................24

        Section 11.10 Integration, Incorporation by Reference.  ...........................24



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
Exhibit A - Investment Criteria
Exhibit B - Hold/Sell Decision Analysis
Exhibit C - Investment Proposal Summary
Exhibit D - Summary of Financial Analysis and Due Diligence
Exhibit E - Cash Management Procedures To Be Followed, As Permitted By Shari'a
Rules
Exhibit F - Form of Quarterly Reports
Exhibit G - Advisor Fees
Exhibit H - Authorized Persons For Agar
Exhibit I - List of Consultants


                             INVESTMENT ADVISORY AND
                           ASSET MANAGEMENT AGREEMENT


               This Investment Advisory and Asset Management Agreement (this "AGREEMENT"), made and entered into as of the ____ day of August, 2000, by and between AGAR INTERNATIONAL HOLDINGS LTD., a corporation organized under the laws of the British Virgin Islands ("AGAR"), and LEXINGTON REALTY ADVISORS, INC., a corporation organized under the laws of Delaware ("ADVISOR").

                                WITNESSETH THAT:

               WHEREAS, AGAR desires to invest in and finance real estate projects in the United States in conformity with the rules and principles of the Glorious Shari'a, as such rules and principles are determined and interpreted through advice provided to AGAR by Shari'a scholars and communicated in writing to Advisor by AGAR (such rules and principles, as thus determined, interpreted and communicated, being hereinafter called the "SHARI'A") and in accordance with the "INVESTMENT CRITERIA", as hereinafter defined;

               WHEREAS, AGAR desires to contract with one or more investment managers who shall have the power to acquire, manage, finance or dispose of AGAR's real estate assets as AGAR shall approve from time to time;

               WHEREAS, AGAR desires to advise certain United States entities (hereinafter collectively called the "USCos" and individually called a "USCo") and to procure for the USCos the benefit of this Agreement with respect to the USCos' investment in, and financing of, real estate projects in the United States, likewise in conformity with the Shari'a;

               WHEREAS, The Townsend Group ("TOWNSEND") provides consultant services to AGAR with respect to certain of AGAR's investments in the United States, and AGAR desires that Townsend act as its consultant in connection with the provision by Advisor of investment advisory services to AGAR pursuant to this Agreement; and

               WHEREAS, Advisor has represented that it is experienced in the real estate investment advisory and asset management business;

                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, AGAR and Advisor, intending to be legally bound, agree as provided herein.

                                   ARTICLE I.
                  APPOINTMENT, DUTIES AND SHARI' A COMPLIANCE;
                    AUTHORITY; ADVISOR'S REPRESENTATIONS AND
                        WARRANTIES; AGAR'S REPRESENTATION


        SECTION 1.1 APPOINTMENT, DUTIES AND SHARI'A COMPLIANCE. On the terms and subject to the conditions hereof, AGAR hereby appoints Advisor as its investment advisor and asset manager as to certain of AGAR's prospective investments in United States real property; and Advisor, on said terms and subject to such conditions, hereby accepts such appointment and agrees, as provided herein, to provide (a) advice and investment services to AGAR with respect to the investment of certain assets of AGAR in real estate projects in the United States, and (b) asset management services with respect to investments in real estate projects in the United States made hereunder or otherwise by AGAR (hereinafter referred to as an "INVESTMENT" or the "INVESTMENTS" or a "PROPERTY" or the "PROPERTIES", as the context dictates).


                With respect to all Investments and leases for space in the Properties (including, with respect to leases, modifications, renewals and extensions thereof), proposed to AGAR by Advisor or entered into on AGAR's behalf by Advisor, Advisor will use best efforts to ensure compliance with the Shari'a. Such best efforts shall include identifying factors which violate or are inconsistent (or which Advisor believes would violate or be inconsistent) with Shari'a principles, based on a description of such principles communicated, in writing, to Advisor by AGAR.

        SECTION 1.2 AUTHORITY. Advisor hereby accepts the foregoing appointment and agrees that it shall seek out and recommend to AGAR United States real estate investments which Advisor believes are advisable as Investments hereunder by AGAR and which comply with the Investment Criteria as set forth on EXHIBIT A. Advisor shall not make any Investment on behalf of AGAR unless Advisor is authorized to do so, as more fully provided hereafter.

        SECTION 1.3 ADVISOR'S REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF ADVISOR. Advisor represents, warrants and agrees that:

       1.3.1 STANDARDS OF CARE. Advisor shall perform its duties hereunder in a good, efficient manner using such care and diligence as real estate investment advisers of portfolios similar to the portfolio proposed to be acquired by AGAR are expected to use within the industry.

       1.3.2 COMPLIANCE WITH LAWS; FIDUCIARY UNDERTAKING. Advisor shall become a registered investment advisor under the New York General Business Law (the "ACT") and is in compliance in all material respects, and will continue to be in compliance during the entire term of this Agreement, with the Act. Advisor is not required by such Act to register as an investment adviser under the provisions of the U.S. Investment Advisers Act of 1940, as amended (the "1940 Act"). However, Advisor agrees that, in addition to the other standards of performance provided herein for Advisor and Advisor's other fiduciary duties hereunder, Advisor shall act as a "fiduciary" with respect to the conduct of its investment advisory responsibilities to AGAR hereunder as fully and to the same extent as Advisor would be required to do so if Advisor were registered as an investment adviser under the 1940 Act.


       1.3.3 EXPERIENCE OF PERSONNEL. The personnel of Advisor who will be responsible for carrying out this Agreement are individuals experienced in the making of real estate investments of the nature contemplated by this Agreement and, specifically, the Investment Criteria, and are also experienced in the performance of the various functions contemplated by this Agreement.

      1.3.4   CHANGE IN CONTROL. Advisor shall promptly give AGAR "NOTICE"
(as defined in Section 11.7 hereof) in the event of any change in control of Advisor. Change in control is defined as a change of greater than 33% in the ownership of Advisor or the death, incapacity, resignation or removal of either
E. Robert Roskind or T. Wilson Eglin as executives of Advisor. Advisor shall also give AGAR Notice of any proposed change in the personnel primarily responsible for the performance of the duties of Advisor specified in this Agreement. The personnel initially primarily responsible for the performance of Advisor's duties under this Agreement are T. Wilson Eglin and Richard J. Rouse.

       1.3.5 ADVISOR'S INSURANCE. Advisor has procured and shall maintain at all times at its expense during the term of this Agreement Errors and Omissions/Professional Liability Insurance and Financial Institutional Bond Insurance in the amount of $5,000,000 per claims made and in the aggregate. If requested to do so, Advisor shall furnish to AGAR on an annual basis a certificate evidencing such insurance setting forth (i) the amount(s) and types of coverage, (ii) policy number(s), (iii) expiration date(s), (iv) carrier name(s), and (v) deductibles. Furthermore, Advisor shall promptly provide Notice to AGAR of any termination or reduction in the amount or scope of coverage. Advisor shall be permitted to maintain the foregoing coverage on a "blanket" or "umbrella" basis;

provided that in no event shall less than the full amount of coverage required by this Agreement be available for claims arising hereunder or in connection herewith. The maintenance of Errors and Omission/Professional Liability Insurance or Financial Institutional Bond Insurance shall not release Advisor from any obligations or liabilities under this Agreement.

       1.3.6 ADVISOR NOTICE REQUIREMENT. Advisor shall promptly give AGAR and Townsend Notice in the event that any of the foregoing acknowledgments, representations, warranties or agreements shall no longer be true. In addition, Advisor shall promptly (but in no event later than ten days after Advisor receives notice thereof) give AGAR and Townsend Notice of any event or circumstance respecting any Property or Investment which has resulted in, or reasonably can be expected to result in, (a) material physical damage to a Property, (b) any legal action, suit, investigation, examination or other legal proceeding commenced for, by or against AGAR, any USCo, Townsend, Advisor or any third-party managing agent or tenant relating to the ownership, operation, management or occupancy of any Property or Investment or (c) a reduction in aggregate revenues or an increase in aggregate expenditures of three percent (3%) or more from the amounts shown in the applicable Annual Budget as to such Property or Investment.

       1.3.7 INVESTMENT EXCLUSIVE. AGAR shall have an exclusive right of first offer with respect to all investment opportunities identified by Advisor, with a sale price of less than U.S.$20 million in the following categories: (i) Properties dedicated to retail sales; (ii) Properties with a lease due to expire within 10 years of the date the Investment Proposal Summary is provided to AGAR;
(iii) Properties under construction, with construction completion targeted for no sooner than 90 days after the date the Investment Proposal Summary is provided to AGAR; and (iv) Properties that this Agreement permits to be offered first to the New York Common Retirement Fund (the "New York Fund") and which have been offered to and rejected by the New York Fund. In addition, AGAR shall have an exclusive right of first offer with respect to all investment opportunities identified by Advisor with a sale price of less than U.S.$10 million.

        AGAR shall have an alternating right of first offer with the New York Fund with respect to any Property with a tenant whose credit rating is less than investment grade and the sale price is less than U.S. $20 million and greater than U.S. $10 million. Advisor shall offer AGAR sufficient Properties for AGAR to fill its allocation prior to making any new acquisitions for the portfolio held by Lexington Corporate Properties Trust ("LXP").

        Notwithstanding any provision in this Section 1.3.7 save for the next sentence of this paragraph, Advisor, on behalf of LXP, shall have a right of first offer with respect to investment opportunities when such investment is required by Advisor and/or LXP in order to complete an exchange pursuant to
Section 1031 of the Internal Revenue Code of 1986, as amended" (a "1031 EXCHANGE TRANSACTION") within the required time periods, provided, however, that, if there are more than two 1031 Exchange Transactions during any 12 month period, Advisor shall first obtain AGAR's consent prior to consummating any additional 1031 Exchange Transactions in said 12 month period. Notwithstanding the next preceding sentence, neither Advisor nor LXP shall have the right in any calendar year during the term hereof to effect a 1031 Exchange Transaction free of the first offer rights of AGAR specified above unless and until Advisor shall have given AGAR an opportunity to make at least one Investment in a Property qualifying hereunder in such year. Advisor shall provide notice to AGAR at the earliest practical time after determining to pursue a 1031 Exchange Transaction.

SECTION 1.4    AGAR'S REPRESENTATIONS.  AGAR represents that:

       1.4.1 ERISA APPLICABILITY. Funds used in conjunction with the transactions contemplated by this Agreement will not be plan assets of any employee benefit plan or its related trust (as such terms are defined by the U.S. Employee Retirement Income Security Act of 1974 as amended "ERISA") and as such are not subject to ERISA or the regulations promulgated thereunder; and

       1.4.2 DUE ORGANIZATION AND AUTHORITY. AGAR is a company that has been duly organized, validly exists and is in good standing under the laws of its jurisdiction of incorporation; AGAR is authorized to undertake the business contemplated by the Agreement; the person signing this Agreement on behalf of AGAR has the authority to sign the agreement and bind AGAR; and this Agreement does not conflict with any other agreements of AGAR or conflict with its Articles of Incorporation or By-laws.

                                  ARTICLE II.
                                     TERM

               This Agreement, and the rights, duties and obligations of the parties hereunder, shall commence as of the date first above written (the "COMMENCEMENT DATE") and, subject to the provisions of Section 11.8 hereof, shall continue until the third (3rd) anniversary of the Commencement Date. Thereafter, this Agreement shall be automatically renewed for successive one (1) year periods on each anniversary of the Commencement Date unless either AGAR or Advisor shall have given the other at least thirty (30) days' Notice of its desire not to renew this Agreement.


                                  ARTICLE III.
                             DESCRIPTION OF SERVICES

        SECTION 3.1 INVESTMENT ADVISORY SERVICES. Advisor shall provide the following investment advisory services to AGAR with respect to prospective Investments by AGAR:

                3.1.1 INVESTMENT CRITERIA. The criteria (the "INVESTMENT CRITERIA") that will be used in seeking Investments for AGAR are attached to this Agreement as EXHIBIT A. The Investment Criteria may be amended from time to time by Notice in Section 11.7 hereof from AGAR to Advisor as AGAR, in its discretion, redefines and refines its investment and portfolio objectives and policies. However, AGAR acknowledges that, if the Investment Criteria are broadened at any future time, Advisor may be obligated under then existing contractual arrangements with other clients to present certain Investment opportunities to such other clients.

                3.1.2 ANNUAL BUSINESS PLAN. Advisor shall prepare for AGAR's approval an Annual Business Plan for each calendar year setting forth the general and specific criteria for its investment allocation and approach for the ensuing year (once approved, herein the "ANNUAL BUSINESS PLAN" for the ensuing year); provided however, Advisor shall prepare an Annual Business Plan within forty-five (45) days after acquisition of any Property if a Property is acquired (or Advisor otherwise assumes management of a Property at AGAR's request) during the course of any calendar year; and, provided further, that Advisor shall prepare and provide to AGAR an Annual Business Plan for the remainder of the 2000 calendar year within 30 days after the execution of this Agreement. The investment criteria set forth therein shall be consistent with the Investment Criteria and shall include diversification criteria and risk/return expectations. A preliminary draft of each proposed annual business plan shall be submitted for AGAR's approval no later than October 1 for AGAR's review or approval on or before November 15. As part of each annual business plan, Advisor shall include a proposed annual budget and business plan for AGAR's portfolio and for each individual Property as more specifically described in Section 3.2.3 hereof. The proposed annual business plan shall also include a narrative description of Advisor's proposed investment strategy for the ensuing year for each Property and for the portfolio as a whole (including leasing, operations and capital programs) and an estimated income and cash flow statement for the ensuing year, including gross revenues, expenses, percentage rent, additional interest, property management fees, net operating income, tenant improvements, leasing commissions, capital expenditures, cash flow before and after debt service, tenant expiration schedules, quarterly distribution projections, an internal (Advisor) opinion of value for each Property and a hold/sell decision evaluation (with a comparison to the exit strategy described in the Investment Proposal Notice, as hereinafter defined, and the prior year's Annual Business Plan and including the analysis described on EXHIBIT B, attached hereto.)

                3.1.3 INVESTMENT SEARCH; PERIOD FOR APPROVAL BY AGAR. Advisor shall identify and recommend to AGAR and Townsend real estate investment opportunities that are consistent with the Investment Criteria and the Annual Business Plan and that Advisor believes would constitute prudent investments if made. Immediately upon identifying such investments, Advisor shall proceed to negotiate on behalf of AGAR, and in conjunction with Townsend and legal counsel (as selected by AGAR), a non-binding letter of intent, which shall provide for the preparation of a formal contract of purchase and sale, which contract shall provide for a reasonable opportunity (typically not less than thirty (30) days) for due diligence investigation and inspection. Each non-binding letter of intent shall expressly state that the final terms of the transaction, and the form and content of the final, binding legal documentation, shall be subject to the approval of AGAR.

                For each such investment, Advisor will present in writing to AGAR and Townsend by Notice, together with a copy of the executed letter of intent, an "INVESTMENT PROPOSAL SUMMARY" containing at least those items of information set forth on EXHIBIT C, attached hereto, and such other information as Advisor, AGAR or Townsend determines is relevant and material (each such Notice transmitting an Investment Proposal Summary being hereafter called an "INVESTMENT PROPOSAL NOTICE"). To the extent practicable, Advisor shall orally inform AGAR and Townsend of the essential details of the investment opportunity prior to delivery of an Investment Proposal Notice. Simultaneously with the delivery of each Investment Proposal Notice, Advisor shall confirm in writing to AGAR if Advisor or any affiliate of Advisor (i) has any direct or indirect interest in the proposed Property or if its purchase by AGAR will benefit Advisor or any affiliate of Advisor, except as provided herein with respect to payment of certain fees by AGAR to Advisor; (ii) has any business relationship with the seller of the Property attendant to the proposed transaction; and (iii) has any knowledge of any other potential conflicts of interest arising out of the proposed transaction. Within seven (7) days after the date on which an Investment Proposal Notice is received by AGAR, AGAR will, in its sole discretion, determine and give Notice (a "PRELIMINARY INTEREST NOTICE") to Advisor if AGAR has a preliminary interest in proceeding with respect to the particular Investment opportunity; provided, however, that such seven (7) day period will be extended by two (2) days if the Investment Proposal Notice is received by AGAR on a Thursday or Friday, which are non-business days in Saudi Arabia. If AGAR fails to give a Preliminary Interest Notice to Advisor within such period, AGAR will be deemed to have rejected the particular Investment Proposal, and Advisor will notify the third party Seller and terminate the letter of intent. If AGAR gives a Preliminary Interest Notice that indicates preliminary interest in an Investment, AGAR shall be deemed to have authorized Advisor to pursue the acquisition of the Property in question on behalf of AGAR, as described more fully below.


                3.1.4 CONTRACT NEGOTIATION. If AGAR gives a Preliminary Interest Notice as to an Investment opportunity recommended by Advisor in an Investment Proposal Notice, then, upon receipt of AGAR's Preliminary Interest Notice, which shall be followed within seven (7) days thereafter by a money deposit of up to 3% of the Investment asking price in accordance with the instructions given in the Investment Proposal Notice, Advisor, in cooperation with Townsend, AGAR's appointed legal and tax counsel and other approved consultants, shall conduct negotiations regarding a formal, binding contract of purchase and sale. The money deposit shall be held in a non-interest bearing account in accordance with the instructions given in the Investment Proposal Notice. Each contract of purchase and sale shall: (i) require AGAR to place in escrow a good faith deposit not exceeding 3% of the purchase price under such contract (it being understood that Advisor will use best efforts to negotiate the lowest deposit possible); (ii) be contingent upon AGAR's complete satisfaction with the results of the due diligence and any inspection and satisfaction of all conditions to AGAR's obligation to effect the purchase; and (iii) specify that all good faith deposits will be refundable until the expiration of the due diligence period and satisfaction of all conditions to AGAR's obligations to effect the purchase and thereafter will be credited toward the purchase price.

                3.1.5 DUE DILIGENCE AND CLOSING. During the due diligence period, Advisor, shall perform a financial analysis of such Investment and shall conduct a due diligence investigation with respect to the physical condition of the Property, working, as appropriate, with Townsend, legal counsel and other professional consultants selected by Advisor and approved and employed by AGAR. Advisor's due diligence investigation shall at a minimum include the review and analysis set forth on EXHIBIT D, attached hereto. AGAR may determine that it is desirable to employ outside experts and consultants to review the physical components of any improvements which constitute a part of a prospective Investment and other aspects of the proposed Investment, including environmental specialists, market consultants, appraisers, engineers, tax certiorari specialists, construction consultants, insurance consultants, architects, and accountants. In any such case, Advisor shall identify such firms as, in its judgment, are appropriate to the investigation and analysis of the prospective Investment under consideration and shall provide a cost estimate to AGAR for the proposed services to be performed by each such firm. Advisor will, upon receiving AGAR's prior written approval, engage such firms on behalf of AGAR and at AGAR's expense. Attached hereto as Exhibit I is a list of pre-approved vendors that may be used by Advisor; any other vendor shall be used only after AGAR's approval. Thereafter, Advisor will monitor the activities and performance of such outside consultants and will deliver to AGAR, upon request, copies of all reports or conclusions made or reached by such consultants. If at any time during the investment process, AGAR advises Advisor that it or Townsend wishes to visit and inspect the subject Property, then Advisor shall arrange for AGAR's or Townsend's representatives (or representatives of both) to have an opportunity to inspect the Property and to have their reasonable questions answered by the Advisor's outside consultants and representatives of the third party seller. During the due diligence period Advisor, usually working with third party mortgage brokers, will identify the most attractive financing available and provide analysis of such financing, as well as financings proposed by AGAR, provided, however, Advisor will not incur any costs associated therewith until after such Investment has been approved. All Property or portfolio financings shall be structured so as to comply with the Shari'a.

               At least seven (7) days prior to the conclusion of the described financial analysis and due diligence, Advisor shall prepare and furnish to AGAR and Townsend by Notice a final report (the "RECOMMENDATION REPORT NOTICE") containing the conclusions and recommendations of Advisor with respect to the proposed Investment, highlighting risks and deviations from the Investment Proposal Summary and giving Advisor's advice and recommendations concerning the results of third party consultant's reports. AGAR shall be deemed to have disapproved the Investment unless AGAR gives Notice to Advisor within seven (7) days after a Recommendation Report Notice is received by AGAR that AGAR approves the Investment in question; provided, however, that such seven
        (7) day period will be extended by two (2) days if the Recommendation Report Notice is received by AGAR on a Thursday or Friday, which are non-business days in Saudi Arabia.

               If AGAR approves an Investment opportunity recommended by Advisor in a Recommendation Report Notice, then Advisor, in cooperation with Townsend, AGAR's appointed legal and tax counsel and other approved consultants, shall supervise the closing of the transaction (the "CLOSING").

               At least ten (10) days prior to the proposed date for signing the binding legal documentation pertaining to a particular Investment, Advisor shall prepare and give to AGAR and Townsend by Notice a summary of the transaction and a summary of all material terms of the legal documentation and, in particular, shall highlight any terms that differ from those set forth in the applicable non-binding letter of intent and the Recommendation Report Notice. All binding legal documents as to each Investment shall be executed and delivered only by an authorized officer of AGAR, unless AGAR, acting in its sole discretion, shall authorize another party to execute such documents on AGAR's behalf.

        SECTION 3.2 ASSET MANAGEMENT SERVICES. With respect to AGAR's Investments, Advisor shall provide the following asset management services:

                3.2.1 RENTAL OF PROPERTY. It is not expected that there will be any significant leasing activity at the Properties; however, to the extent leasing is necessary, Advisor shall supervise all such leasing and all occupancy matters with respect to the Investments, subject to the final approval of AGAR and any leasing restrictions or limitations included in any restrictive covenant or other instrument or document affecting any particular Property of which Advisor is aware. All leasing of a particular Property and any modifications, renewals or extensions thereof shall be in conformity with the investment guidelines for such Property (if necessary) proposed by Advisor and approved by AGAR. AGAR shall designate from time to time those individuals who shall have signature authority for all leases of Properties owned by AGAR.

                3.2.2 MANAGEMENT OF PROPERTY. Advisor shall monitor the tenants' compliance with the terms of the applicable leases, including terms regarding maintenance of each Property. It is not generally expected that net lease assets require property managers. To the extent it becomes necessary, and subject to prior written approval by Notice from AGAR, Advisor shall select, arrange for, supervise and, if appropriate, replace third-party managing and leasing agents (selected for their expertise in the local market area), mortgage brokers and agents engaged to assist with debt financing and independent contractors with respect to the maintenance, repair, operation and leasing of each Property, pursuant to contracts ("SERVICE CONTRACTS") containing such terms as Advisor has recommended to AGAR. Except as otherwise provided herein, such Service Contracts shall be subject to the prior written approval, given by Notice of AGAR and shall be entered into by Advisor in the name of and on behalf of AGAR. Property management fees shall be competitive in the relevant local market, and

        Advisor shall review each property management arrangement no less frequently than once every two (2) years to confirm that the fees payable thereunder are competitive in the local market area. Payments for services rendered under the Service Contracts shall be the obligation of AGAR. Advisor shall supervise the administration of and performance of all work done under all Service Contracts and shall monitor compliance of all service-providers with the terms and conditions of their respective Service Contracts, regardless of whether expenditures therefor are set forth in the applicable "ANNUAL BUDGET", as hereafter defined. In furtherance of the foregoing, AGAR must by Notice approve in writing and in advance all third party engagements for services which are not identified in previously approved Annual Budgets and/or which provide for payments in an amount which may exceed the approved guidelines in each Property's Annual Budget, it being agreed that the Annual Budget for each Property will contain cost and expenditure guidelines under which Advisor may enter into third-party service arrangements and Service Contracts without the further approval of AGAR.

                3.2.3 ANNUAL BUDGET. Advisor will oversee the annual budgeting process with respect to each Property. Advisor shall prepare a draft annual budget (including both operating and capital budget considerations) and business plan for each Property for the ensuing calendar year and submit such draft budgets to AGAR and Townsend no later than October 1 for AGAR's review and approval on or prior to November 15. The Annual Budget may include a reasonable reserve for emergency expenses. Once approved by AGAR, the annual budget for a Property shall be its "Annual Budget" for the ensuing calendar year. Until AGAR approves an Annual Budget for a particular Property, the Property shall continue to be operated under the Annual Budget applicable thereto for the prior year and previously approved by AGAR with each expense line item increased by no more than 3%. At or before the time of the Closing of the acquisition of any Property, Advisor shall propose to AGAR and Townsend, and Advisor and AGAR shall agree upon, a budget for the Property to be acquired for the remainder of the calendar year in which the Closing date will occur, and such budget shall be the Annual Budget for that Property for such period. Advisor shall oversee the management and operation of each Property in accordance with the applicable Annual Business Plan and the applicable Annual Budget and shall review and approve all operating and capital expenditures at the Properties to ensure compliance with the applicable Annual Business Plan and the applicable Annual Budget.

                3.2.4 EMERGENCY EXPENDITURES. In addition to any contingency and reserve items contained in the Annual Budget applicable to a particular Property, Advisor shall be authorized to make emergency expenditures with respect to a Property not contemplated by the said Annual Budget and without the prior approval of AGAR (a) if Advisor believes such expenditure to be necessary to correct any condition that eminently threatens loss of life or serious personal injury or property damage or that constitutes a violation of law the sanction for which is imprisonment or a material fine or civil penalty and (b) if Advisor reasonably believes that, given the urgent and emergency nature of the condition in question, it would not be prudent to take the time necessary to seek the approval of AGAR for such expenditures. If any expenditures are made under this Section 3.2.4, Advisor shall immediately thereafter advise AGAR and Townsend thereof by Notice, which Notice shall also explain why the conditions in question could not reasonably be expected to be contemplated by the applicable Annual Budget and why it was necessary to make such expenditure without obtaining the prior approval of AGAR.

                3.2.5 PROCUREMENT OF INSURANCE. Advisor will recommend whether to obtain and maintain for AGAR, at AGAR's expense, public liability and extended coverage casualty insurance. If such insurance is obtained, it shall be from reputable, independent insurance companies as contemplated by the Annual Budget for each Property and as, in the reasonable opinion of Advisor, may be necessary and appropriate for the protection of the Properties and the interests of AGAR and Advisor. Advisor shall seek to obtain such insurance at the lowest available cost and, with the prior approval of AGAR, may employ at the expense of AGAR an insurance consultant to advise in that regard. Any cost savings as to insurance which Advisor may derive by including AGAR and its Properties in an "umbrella" or "package" policy(ies) also covering other assets under management by Advisor on behalf of other clients shall be passed along to AGAR.

                3.2.6 COLLECTION OF RENT AND OTHER SUMS. Advisor shall collect (or supervise the collection by any third-party managing agents engaged pursuant to Section 3.2.2 hereof) all fixed rent, percentage rent, additional rent and other sums payable by tenants of the Properties or portions thereof and shall review the accounts of any third-party managing agents in respect of all items of income and expense of each Property. All rents and other funds received with respect to the Properties shall be deposited in an account opened in the name of AGAR or an affiliate thereof at a financial institution approved by AGAR, and such rent and other funds shall not be commingled with Advisor's funds or the funds of any other client of Advisor. Advisor agrees (and shall instruct any third-party managing agents engaged) that no sums collected from the Properties shall be deposited in interest-bearing accounts, and all cash management activities for the Properties, whether handled by Advisor or by a third-party managing agent, shall be conducted in compliance with the provisions of EXHIBIT E hereto (which EXHIBIT describes cash management procedures which AGAR is satisfied will be in compliance with the rules and principles of the Shari'a). Advisor shall use its best efforts to ensure that all necessary steps are taken with respect to the enforcement on behalf of AGAR of any and all rights and remedies of AGAR under any leases, including, but not limited to, the giving of all notices, whether of default or of intention to end the term of a lease or otherwise, which in the judgment of Advisor are desirable or proper for the protection of the interests of AGAR. Advisor shall not commence, or cause any third-party property manager to commence, any legal action or to take any step to terminate any lease, that, if such lease were being entered as a new lease, would require AGAR's prior approval, without first obtaining the written approval of AGAR.

                3.2.7 REPORTS TO AGAR AND TOWNSEND. Advisor shall provide to AGAR and Townsend quarterly and, to the extent not already provided in the Annual Business Plan, annual reports in narrative form with respect to each of the Investments and the portfolio as a whole and shall provide other reports at such other times as AGAR or Townsend may reasonably request. Such quarterly and annual reports shall be in the format attached hereto as EXHIBIT F and shall describe the nature, status and progress of the Investments and shall be delivered to AGAR and Townsend no later than (i) forty-five (45) days after the end of each calendar quarter, in the case of the quarterly reports and (ii) sixty (60) days after the end of each calendar year, in the case of the annual reports. In addition, Advisor shall prepare and deliver to AGAR and Townsend no later than twenty (20) days after the end of each calendar quarter a "flash report" with respect to each Investment summarizing (in a preliminary manner) the financial performance of each Investment during the prior calendar quarter and any material developments regarding such Investments. Such "flash report" shall also contain a description of any and all deposits of rental and other income made to AGAR's account pursuant to Section 3.2.6 hereof. Advisor shall prepare and maintain, or cause to be prepared and maintained, complete and accurate books and records relating to each Investment and each Property, showing all receipts, disbursements and other transactions. Such books and records shall be the property of AGAR and shall be open to inspection by AGAR or its authorized representatives (including Townsend) on, reasonable notice to Advisor, at the office of Advisor during normal business hours. Using an independent firm of certified public accountants approved in writing by AGAR, Advisor shall cause annual financial statements of the corporations (including USCos holding the Properties) to be prepared and audited at AGAR's request in compliance with U.S. generally accepted accounting principles, consistently applied ("GAAP"), using the historical cost basis method, and shall deliver such audited financial statements to AGAR or to any other corporation (such as a USCo) thus audited. The fee and expense charges of the firm of independent certified public accountants which conducts the audit(s) shall be borne by AGAR (or the respective USCo), and AGAR's obligation to pay such charges shall survive the termination of this Agreement.

                3.2.8 TAX MATTERS. Advisor, without incurring any responsibility or liability to AGAR for the payment of any taxes, or interest, penalties or other required payments thereon, shall cooperate with AGAR's U.S. tax consultants who are responsible for the preparation of all U.S. federal, state and local income tax returns for AGAR. Advisor shall fully cooperate with any AGAR consultants, lawyers and accountants with respect to minimizing AGAR's taxes and structuring investments, including making all books and records with respect to a Property available upon reasonable notice to such consultants and exploring with them various alternatives with respect to the Investments, it being understood that the responsibility for the accurate preparation of such tax returns and for such tax planning and structuring, based on information and materials presented to such consultants, shall lie with AGAR's U.S. tax consultants.

                3.2.9 PERIODIC MEETINGS. At times mutually agreed upon by Advisor and AGAR, representatives of Advisor generally prepared to discuss AGAR's Investments shall meet with representatives of AGAR (in Saudi Arabia once a year), at Advisor's expense, to discuss the general operation of the Investments and/or to review any matter pertaining to Advisor's duties or performance hereunder.

                3.2.10 SALE OR OTHER DISPOSITION OF INVESTMENTS. As described in Section 3.1.2 hereof, Advisor shall review each of the Investments with respect to AGAR's continued ownership, sale or other disposition thereof on an annual basis and shall make recommendations in those regards to AGAR and Townsend in the proposed Annual Business Plan. If AGAR gives Notice to Advisor that it wishes to sell or otherwise dispose of any Investment, Advisor shall provide the following services with respect thereto:

                (a)       prepare (or cause to be prepared) and appropriately
                        distribute basic marketing materials and sales brochures relating to the Investment;

                (b)       screen prospective purchasers of, or other parties
                        that may wish to acquire an interest in, the Investment;

                (c)       analyze, and consult with AGAR and Townsend regarding
                        any offers received to purchase or otherwise invest in the Investment (whether using equity or otherwise), and make recommendations in writing containing such information and detail as AGAR shall need to make a reasoned decision as to whether to proceed with the proposed transaction;

                (d)       upon receiving the written approval of AGAR to proceed
                        with a sale or other disposition, negotiate with prospective purchaser(s) or other investor(s) a non-binding letter of intent containing the material business terms and conditions of such sale or other disposition of the Investment;

                (e)       negotiate the final legal documentation with respect
                        to such sale or disposition, consistent with the business terms and conditions previously approved by AGAR, and supervise the Closing thereof (provided AGAR approves in writing going forward with the Closing);

                (f)       generally, consult with and advise AGAR and Townsend
                        as to all aspects of the transaction; and

                (g)       hire as necessary, with AGAR's written consent and at
                        AGAR's expense, any professionals and/or consultants necessary to assist in the sale and marketing process.

                At least ten (10) days prior to the proposed date of signing of the binding legal documentation pertaining to a particular sale or other disposition, Advisor shall prepare and deliver to AGAR and Townsend a summary of the transaction and a summary of the material terms of all legal documentation and, in particular, shall highlight any terms that differ in any material respect from those of the applicable non-binding letter of intent. All binding legal documents as to the sale or other disposition of any interest in any Investment shall be executed and delivered only by an authorized officer of AGAR, unless AGAR, acting in its sole discretion, shall authorize another party to execute such documents on behalf of AGAR.


                In the event Advisor determines (as is probable) that the services of an independent real estate broker would be useful to facilitate or otherwise arrange for the sale of an Investment, Advisor shall so advise AGAR and Townsend and, as and to the extent approved in writing by AGAR, Advisor shall arrange for and negotiate contracts with a broker or brokers whose fees shall be AGAR's responsibility.

                3.2.11 GOVERNMENT REGULATIONS. Advisor shall use its best efforts to insure that each Property is managed in compliance with all laws and regulations of any U.S. federal, state, county or municipal authority having jurisdiction over such Property.

                3.2.12 RENTAL COMMISSIONS. It is not expected that there will be any significant leasing activity at the Properties. However, to the extent leasing is necessary, neither Advisor nor any affiliate thereof shall charge leasing commissions with respect to leasing any Property, and, to the extent necessary, Advisor shall use its best efforts to have the applicable on-site property manager

        (i.e., the third-party managing agent if one is engaged) lease the Properties whenever practical. To the extent necessary and subject to the prior written approval of AGAR, and in accordance with the leasing criteria and guidelines approved by AGAR, Advisor may employ the services of outside leasing brokers and/or agents, the payment of whose commissions shall be the responsibility of AGAR.

                3.2.13 CORPORATE MATTERS. Upon the request of AGAR, Advisor, or an affiliate thereof, shall, in cooperation with legal counsel to the respective USCos, provide administrative services for such USCos, including maintaining corporate and/or other records, preparing corporate resolutions and preparing and making required governmental filings. Any franchise taxes, incorporation fees or other charges of such nature relating to the USCos shall be paid by the respective USCo, as shall the fees and expenses of legal counsel to such USCos.


                                  ARTICLE IV.
                            COMPENSATION FOR SERVICES


        SECTION 4.1 GENERAL. AGAR shall pay to Advisor the fees described on EXHIBIT G, attached hereto.

        SECTION 4.2 INVOICES. Advisor's invoices for each of the fees due Advisor pursuant to EXHIBIT G of this Agreement shall include a detailed analysis showing how such fee was computed by Advisor, which analysis shall set forth the purchase price, Closing costs and brokerage commissions and other fees, capital expenditures, leasing fees, tenant improvement allowances and concessions and any other items which form the basis upon and from which the fee was computed. Fees shall be determined using GAAP on an accrual basis.

        SECTION 4.3 PAYMENT OF EXPENSES. AGAR shall be responsible for all fees and expenses paid to third party consultants engaged on behalf of AGAR (provided said engagement is permitted hereunder or approved by Notice in writing from AGAR) in conjunction with the transactions contemplated by this Agreement. Such fees shall be paid by AGAR to the extent feasible, as an acquisition expense at Closing. If payment at Closing is not feasible and Advisor is holding funds to be distributed to AGAR, Advisor may make disbursements from said funds, after having given prior Notice to AGAR. In the event that payment at Closing is not feasible and Advisor is not holding sufficient funds to make such disbursement, Advisor shall submit, in a timely manner (so as to avoid penalties and interest) invoices to AGAR for payment. Such fees and expenses shall include (i) lawyers' fees; (ii) accountants' fees;
(iii) engineers' fees; and (iv) third party appraisal costs. In connection with the investigation of any proposed Property acquisition pursuant to Section 3.1.4 hereof, such fees shall be payable irrespective of whether such proposed acquisition is consummated; provided, however, that where a proposed acquisition is not consummated by AGAR and is subsequently consummated by another of Advisor's clients, said fees shall only be reimbursable to the extent such other client of Advisor does not utilize the services, etc., for which such fees were incurred.


                                   ARTICLE V.
                         INDEPENDENT CONTRACTORS STATUS

                Advisor is an independent contractor and not an employee, partner or joint venturer of AGAR for any purpose whatsoever. Advisor is acting solely as AGAR's investment advisor and asset manager on the terms and subject to the conditions hereof and solely for AGAR's account and upon AGAR's credit.


                                   ARTICLE VI.
                                    INDEMNITY

                Except as otherwise provided in this Agreement or applicable law, AGAR shall hold Advisor harmless from and indemnify Advisor against any and all liability, loss, damage, court costs and reasonable expense (including reasonable lawyers' fees) which Advisor may incur or suffer as a result of any claim against Advisor arising out of any action taken, omitted, or suffered to be taken by it in good faith in accordance with the rights or powers conferred on it by this Agreement or instructions from AGAR written in accordance with this Agreement, except where such liability, loss, damage, court costs or expense results from the negligence, bad faith, fraud, willful misconduct, violation of law or violation or breach of obligations or responsibilities of Advisor under this Agreement on the part of Advisor or any of its officers, directors or employees. Advisor hereby waives its right of subrogation with respect to any and all losses indemnified hereby, it being the intention of the parties that Advisor shall only seek recovery from AGAR of its actual loss, net of any of AGAR's insurance proceeds which Advisor receives as a result of such event.

                Except as otherwise provided in this Agreement or applicable law, Advisor shall hold AGAR harmless from and indemnify AGAR against any and all liability, loss, damage, court costs and reasonable expense (including reasonable lawyers' fees) which AGAR may incur or suffer as a result of any claim against AGAR arising out of any action taken, omitted, or suffered to be taken by Advisor that is not in good faith or which is not in accordance with the rights or powers conferred on Advisor by this Agreement or instructions from AGAR written in accordance with this Agreement or where such liability, loss, damage, court costs or expense result from the negligence, bad faith, fraud, willful misconduct, or violation of law or violation or breach of obligations or responsibilities of Advisor under this Agreement on the part of Advisor or any of its officers, directors or employees. AGAR hereby waives its right of subrogation with respect to any and all losses indemnified hereby, it being the intention of the parties that AGAR shall only seek recovery from Advisor of its actual loss, net of any of Advisor's or AGAR's insurance proceeds which AGAR receives as a result of such event.

        Except as otherwise provided in this Agreement or applicable law, AGAR shall have a claim or cause of action hereunder against Advisor for any liability, loss, damage, expenses (including reasonable lawyers' fees) or court costs which AGAR may incur or suffer arising out of any action taken, omitted, or suffered to be taken by Advisor only if the action taken, omitted or suffered to be taken by Advisor (acting by or through any of its directors, officers, or employees) (a) was not in accordance with the rights or powers conferred on Advisor by this Agreement or pursuant to written instructions given by AGAR to Advisor in accordance with this Agreement, (b) resulted from the negligence, bad faith, fraud, wilful misconduct or violation of law of or by Advisor or (c) resulted from a violation or breach by Advisor of any of the obligations or responsibilities of Advisor under this Agreement.


                                  ARTICLE VII.
                                  INFORMATION

        Advisor will provide information hereunder to Townsend and AGAR which will be based upon representations and other data supplied to Advisor by other parties to prospective transactions. Although Advisor will use reasonable efforts to verify the accuracy of such representations and other data, Advisor shall not be liable to AGAR if such information shall prove to have been inaccurate, false, or misleading in any respect, provided Advisor's attempted verification did not involve negligence, bad faith, willful misconduct, violation of law or violation or breach of obligations or responsibilities of Advisor under this Agreement, on the part of Advisor or any of its officers, directors or employees.


                                 ARTICLE VIII.
               NO CONFLICTS ALLOCATION OF INVESTMENT OPPORTUNITIES

        AGAR acknowledges and agrees that Advisor is and will be engaged by other, unrelated investors to perform services similar to the investment advisory and asset management services provided to AGAR hereunder and that such engagement and the provision of said services shall not be deemed to create a conflict of interest with respect to, or a breach of, Advisor's obligations and duties hereunder; provided that Advisor shall comply with the provisions of
Section 1.3.7 hereof and otherwise shall allocate all investment opportunities among its clients, including AGAR, in a fair and impartial manner, taking into account each client's individual investment guidelines, criteria and objectives. Subject to its obligations under Section 1.3.7 hereof, Advisor shall allocate investment opportunities which are suitable for more than one client among its clients on an established basis which is fair and reasonable. In each quarterly report provided to AGAR and Townsend under Section
3.2.7 hereof, Advisor shall list all investment opportunities which are consistent with AGAR's Investment Criteria which were not recommended to AGAR but which were recommended to another client of Advisor during the previous calendar quarter. At AGAR's or Townsend's request, Advisor will provide AGAR and Townsend with a copy of its internal policies regarding the allocation among its clients of investment opportunities, and any changes therein will promptly be communicated to AGAR and Townsend by Advisor.

        It is the intention of the parties, that, if an Investment opportunity is rejected (or deemed rejected) by AGAR, Advisor may either purchase or otherwise acquire the Property for the account of a client or for its own account.

                                   ARTICLE IX.
                               AFFILIATED ENTITIES

        Advisor shall not enter into any contract, agreement or other arrangement in connection with any Investment with any party with respect to which Advisor or any person or entity related to or affiliated with Advisor has any direct or indirect ownership or control unless such contract, agreement or arrangement and the nature of the affiliation and/or common ownership between Advisor and such related person or entity has been fully disclosed to and approved in advance and in writing by AGAR.


                                   ARTICLE X.
                    NO WARRANTY AS TO VALUE OR PROFITABILITY

                    Notwithstanding any provision of this Agreement to the contrary, Advisor makes no representation or warranty as to the performance of any Investment or that any Investment recommended or managed by Advisor will be profitable.


                                  ARTICLE XI.
                                 MISCELLANEOUS

        SECTION 11.1 ASSIGNMENT. No assignment or delegation of this Agreement or of any of its rights or duties hereunder shall be made by Advisor without the consent of AGAR. Except as provided in this Section 11.1, AGAR may not assign this Agreement without the prior written consent of Advisor. Notwithstanding anything in this Agreement to the contrary, upon Notice to Advisor, AGAR shall have the right to assign to (i) any USCo the rights of AGAR hereunder (including, without limitation, the right to purchase at a Closing an Investment previously approved by AGAR) and to delegate to such USCo the duties of AGAR hereunder with respect to any Investment acquired by such USCo (including, without limitation, the obligation of AGAR to pay to Advisor any fees that would have been payable hereunder to Advisor with respect to the acquisition, management and disposition of such Investment if AGAR had acquired the Investment, itself); and (ii) any entity that controls, is controlled by or is under common control with AGAR. In the event of such an assignment and delegation by AGAR to a USCo, (a) the USCo shall assume in writing all of the duties and obligations hereunder of AGAR to Advisor, and (b) AGAR shall remain primarily liable to Advisor in the event the USCo fails to perform any such duties or obligations.

        SECTION 11.2 MODIFICATION AND AMENDMENT. This Agreement may not be modified or amended or any provision hereof waived, unless such modification or amendment or waiver is in writing and signed by all parties to this Agreement.

        SECTION 11.3 LICENSES; COMPLIANCE WITH LAW. Advisor shall, at its own expense, qualify to do business and obtain and maintain such licenses or authorizations as may be required by applicable law for the performance by Advisor of its services hereunder.

        SECTION 11.4 SEVERABILITY. No determination by any governmental, judicial, regulatory or other authority that any provision in this Agreement is invalid, illegal or unenforceable in any instance shall affect the validity, legality or enforceability of (a) any other provision hereof or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, law.

        SECTION 11.5 RESOLUTION OF DISPUTES. The parties shall attempt to settle any dispute between them under this Agreement in an amicable fashion. To this end, the parties shall confer and negotiate in an effort to reach a solution on any disputed issue. However, either party hereto may give Notice to the other (an "ARBITRATION NOTICE") if such party believes that a particular dispute cannot be resolved by negotiation. Any dispute, controversy or claim arising under this Agreement as to which an Arbitration Notice is given shall be finally settled by arbitration conducted in New York City pursuant to the U.S. Federal Arbitration Act and under the Rules of the American Arbitration Association as presently in force, except as otherwise provided in this Section
11.5. The arbitration shall be conducted before a tribunal composed of three arbitrators. Each party shall appoint an arbitrator who has no financial, fiduciary or other relationship to such party and who has national standing in the United States in the field of real estate investment and management, obtain its appointee's acceptance of such appointment, and give Notice of such appointment and acceptance to the other party within ten (10) days after a Notice of Arbitration is given. The two (2) party-appointed arbitrators shall jointly appoint the third arbitrator, who shall be unrelated to either of the parties and who also shall be a person of national standing in the United States in the field of real estate investment and management, shall obtain the appointee's acceptance of such appointment and shall give Notice to the parties of such appointment and acceptance within twenty (20) days after the latter of the two party-appointed arbitrators has been appointed and has accepted. All decisions of the arbitral tribunal shall be made by majority vote of the three arbitrators comprising the tribunal. The arbitration shall be conducted in the English language. The parties shall be entitled to engage in reasonable discovery, including requests for the production of relevant documents. Depositions may be ordered by the arbitral panel upon a showing of need. The arbitral panel shall not be empowered to grant exemplary, punitive or other damages in excess of compensatory damages, and the parties hereby waive any claim to any such damages in excess of compensatory damages. The party prevailing on substantially all of its claims in an arbitration hereunder shall be entitled to recover its costs, including reasonable lawyers' fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin arbitration, to request interim measures or to confirm or set aside an award. Judgment on an arbitration award hereunder may be entered in any federal or state court in the State of New York.

        SECTION 11.6 GOVERNING LAW; CERTAIN CONSTRUCTION RULES. This Agreement shall be governed and applied in accordance with the laws of the State of New York. The word "including" when used herein shall be deemed to mean "including, without limitation" except where the context expressly requires the contrary construction. The various headings and sub-headings in this Agreement are included for convenience of reference only and shall not be considered part of, or be deemed to affect the meaning of, any part of this Agreement.

        SECTION 11.7 NOTICE. Each notice, approval, consent or other communication required or permitted to be given or made hereunder or pursuant to any Exhibit hereto ("NOTICE") shall be in writing and shall be delivered personally or by courier or sent by telefax. A Notice shall be deemed given when delivered personally, when delivered by a courier or one day after being transmitted by telefax, (a) provided the day after the transmission of a telefax to AGAR is not a Thursday or a Friday, in which case such telefax Notice shall be deemed given to AGAR on the first Saturday thereafter; (b) provided the day after the transmission of a telefax to the Advisor is not a Saturday or Sunday, in which case such telefax Notice shall be deemed given to the Advisor on the first Monday thereafter and, (c) provided further, that, if such Notice is transmitted by telefax, such Notice shall not be deemed effectively given until and unless the recipient either acknowledges that such telefax has been received in fully legible condition or responds to such telefax without indicating that it was received in garbled or illegible form. Notice shall also be deemed to have been given at the time of such refusal if a party hereto refuses to accept personal or courier delivery of a Notice. Until further Notice, given pursuant to the provisions of this Section 11.7, Notices shall be delivered or transmitted as follows:


If to AGAR:

               Sh. Saleh Bin Mahfouz
               Real Estate Managing Director
               P.O. Box 4384
               Jeddah 21491
               Kingdom of Saudi Arabia
               Facsimile: 9662-683-2229

               Eng. Aidarous Albar
               USA Regional Coordinator
               P.O. Box 4384
               Jeddah 21491
               Kingdom of Saudi Arabia
               Facsimile: 9662-650-1119

with required copies being sent at the same time and by the same means to:

               King & Spalding
               Attn: W. Donald Knight, Jr., Esq.
               191 Peachtree Street
               Atlanta, Georgia 30303-1763
               Facsimile: 404-572-5145

and

               Camille A. Chebeir
               c/o SEDCO Services Inc.
               33 East 67th Street
               New York, NY 10021
               Facsimile: 212-805-2526

and

               The Townsend Group
               c/o Terrence Ahern
               M.K. Ferguson Plaza
               1500 West Third Street
               Suite 410

               Cleveland, Ohio 44113
               Facsimile: 216-781-1407

If to Townsend:

               The Townsend Group
               c/o Terrence Ahern
               M.K. Ferguson Plaza
               1500 West Third Street
               Suite 410
               Cleveland, Ohio 44113
               Facsimile: 216-781-1407

If to Advisor:

               Lexington Realty Advisors, Inc.
               Attn: T. Wilson Eglin
               355 Lexington Avenue
               New York, New York 10017-6603
               Facsimile:  212- 986-6972


with a required copy being sent at the same time and by the same means to:

               Paul, Hastings, Janofsky & Walker LLP
               Attn:  Barry A. Brooks, Esq.
               399 Park Avenue
               New York, New York  10022
               Facsimile:  212-319-4090

        SECTION 11.8 TERMINATION. Notwithstanding the provisions of Section 2, this Agreement may be terminated by AGAR (a) at any time, with or without cause, upon thirty (30) days' prior Notice to Advisor, and (b) immediately, upon Notice to Advisor, in the event Advisor engages in negligence, bad faith or willful misconduct hereunder, or if Advisor breaches this Agreement and such breach is not cured within thirty (30) days after Notice thereof to Advisor. This Agreement may be terminated by Advisor (A) at any time, with or without cause, upon one hundred twenty (120) days' prior Notice to AGAR and (B) immediately upon Notice to AGAR if AGAR breaches this Agreement and such breach is not cured within thirty (30) days after Notice thereof to AGAR. Upon termination of this Agreement, whether at the expiration of its term or otherwise, the parties shall have no further obligation to each other except as follows: (i) If AGAR selected a new advisor within one hundred twenty (120) days after termination of this Agreement, Advisor shall ensure that the transfer of its duties to such new advisor with respect to the Investments then under its management is completed in an orderly, effective and timely fashion during such one hundred twenty (120) day period;
(ii) AGAR shall remain obligated hereunder to pay the fees and expenses of all third-party consultants and managers engaged in accordance herewith on behalf of AGAR prior to the termination hereof (regardless of whether this Agreement previously stated that such obligation would survive said termination) subject only to Section 4.3 hereof; (iii) AGAR shall remain obligated to pay all fees and expenses due to Advisor under this Agreement which accrued, but were unpaid, prior to the termination hereof; (iv) AGAR and Advisor shall each remain obligated to perform their respective obligations under Article VI hereof; (v) Advisor shall remain obligated to pay all amounts due to third parties or to AGAR as provided in this Agreement which arose or accrued prior to the termination hereof; (vi)Advisor shall complete the investment process with respect to any proposed Investment under any letter of intent or purchase agreement which was executed prior to the termination, provided AGAR shall remain obligated to pay to Advisor fees related to the acquisition as per this Agreement; (vii) except for proposed Investments under an executed letter of intent or purchase agreement, Advisor may terminate acquisition activities upon thirty (30) days' notice in the event Advisor terminates this Agreement under subsection (a) of this Section 11.8; and (viii) each party hereto shall remain liable for any breach of this Agreement, or any other liability or obligation hereunder of such party, which occurred or accrued prior to termination hereof. In addition, the provisions of Section 11.5 shall survive the termination of this Agreement.

        SECTION 11.9 SHARI'A REQUIREMENTS. Advisor acknowledges, understands and agrees that all Investments must be made, financed or refinanced, held and disposed of hereunder in accordance with the rules and principles of the Shari'a which have been provided to Advisor in writing; provided, however, that, notwithstanding any provision hereof to the contrary, Advisor shall have no obligation or responsibility with respect to Shari'a compliance except to act hereunder as directed, in writing, by AGAR. It is understood that, if AGAR realizes any profits or income as a result of an activity that is in violation of the Shari'a, it is the intention of AGAR that such profits or income will be contributed by AGAR to a charity selected by AGAR. If AGAR engaged in the activity as a result of Advisor's having taken action directly in violation of specific written instructions given to Advisor under the terms hereof by AGAR, then Advisor shall compensate AGAR and make it whole for the loss of such profits or income that have been contributed to charity, as indicated above.

        SECTION 11.10 INTEGRATION, INCORPORATION BY REFERENCE. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and, save where expressly referred to herein, there are no further or other agreements or understandings, written or oral, in effect between or among the parties relating to the subject matter hereof. All Exhibits hereto shall be deemed incorporated herein by the references thereto made herein.

                 [BALANCE OF THE PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties have executed this Investment Advisory and Asset Management Agreement the day and year first above written.

                                    AGAR:

                                        AGAR INTERNATIONAL HOLDINGS LTD.


                                        By:
                                            -----------------------------

                                        Its:
                                             -----------------------



                                    ADVISOR:

                                        LEXINGTON REALTY ADVISORS, INC.



                                        By:
                                            -----------------------------

                                        Its:
                                             -----------------------



                                   GUARANTY


        In consideration of AGAR's entering into the above Investment Advisory and Asset Management Agreement (the "Agreement") with Advisor, an affiliate of the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby unconditionally and absolutely guarantees the full and timely performance by Advisor of all of Advisor's obligations and responsibilities to AGAR under the Agreement. This is a guaranty of payment and performance and not of collection, and it shall not be necessary for AGAR to take any action to enforce the Agreement against Advisor before proceeding against the undersigned under this guaranty. This guaranty shall continue in full effect in the event of any amendment of the Agreement or waiver granted thereunder, regardless of whether the undersigned has notice of such amendment or waiver or has agreed or consented thereto; and this guaranty shall apply fully to the obligations of Advisor under the Agreement, as amended or affected by waiver.

        Any dispute under this guaranty shall be resolved by the method provided in Section 11.5 of the Agreement.

        Capitalized terms not defined in this guaranty shall have the meanings ascribed to them in the Agreement.

        The rights of AGAR under this guaranty may be assigned by AGAR, in whole or in part, as fully, to the same extent and to the same party(ies) as specified with respect to AGAR in Section 11.1 of the Agreement. The undersigned agrees that it may not delegate any of its duties under this guaranty.

        IN WITNESS WHEREOF, the undersigned has caused this guaranty to be signed on its behalf by its duly authorized officers, as of the date of the Agreement.

                                 LEXINGTON CORPORATE
                                   PROPERTIES TRUST


                                 By:
                                    ----------------------------------------
                                      Name:
                                           ---------------------------------
                                      Office:
                                             -------------------------------


                                 By:
                                    ----------------------------------------
                                      Name:
                                           ---------------------------------
                                      Office:
                                             -------------------------------

                                    EXHIBIT A

                               INVESTMENT CRITERIA


                               Investment Criteria
                         LEXINGTON REALTY ADVISORS, INC.


               THIS ATTACHMENT is subject to the terms and conditions set forth in the INVESTMENT ADVISORY AND ASSET MANAGEMENT AGREEMENT ("AGREEMENT") entered into on the day of August, 2000 by and between the AGAR International Holdings Ltd. ("AGAR") and LEXINGTON REALTY ADVISORS, INC. (the "ADVISOR")

               Set forth below are the investment criteria to be utilized by Advisor in acquiring net leased investment properties located in the United States on behalf of AGAR.

               As used herein, the term "Consultant" means The Townsend Group, AGAR's real estate consultant. AGAR, with the advice of Consultant, retains the discretion to approve or reject any proposed real estate purchase or sale and the authority to engage or terminate the Advisor.

I.      PROPERTY INVESTMENT CRITERIA

               These criteria establish required attributes of the investments, minimum numerical thresholds relating to certain elements of the investments, and preferred, but not necessarily required, characteristics of the investments. Advisor shall acquire properties which possess the required attributes and meet or exceed the minimum numerical thresholds. Whenever possible, Advisor shall select properties which have the preferred characteristics set forth below. Advisor shall only consider Investments in Properties having tenants with a credit rating of "BB-" and higher.

               Any deviation or noncompliance with required investment criteria must be approved by AGAR in writing in advance of any acquisition's being effected by Advisor.

                    AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                               LEXINGTON REALTY ADVISORS, INC.




A.      GLOBAL REQUIRED CRITERIA

        Unless otherwise specified, the required criteria set forth below applies to all investments made by Advisor on behalf of AGAR for this separate account.

        Allocation:                 $50 million

        Investment Strategy:        Subject to the terms of Section 3.1 of the main body of
                                    this Agreement, Advisor will on behalf of AGAR and/or a
                                    particular USCo, invest in institutional quality
                                    single-tenant net-leased ("net lease") properties.  To
                                    assure preservation of capital and appreciation
                                    potential, the primary underwriting focus will be the
                                    real estate attributes of the properties. All properties
                                    should exhibit strong current income returns and
                                    potential for future appreciation

        Ownership Structure:        Advisor shall execute acquisitions on behalf
                                    of AGAR, or at its direction, utilizing such
                                    corporations or other legal entities as AGAR shall direct, including corporations organized under the
                                    laws of states of the United States
                                    (USCos").

        Acquisition Prices:         Acquisition prices per property are anticipated to be no
                                    more than $20 million, with an average anticipated
                                    equity investment size of $8 million to $15 million.

        Annual Cash Returns:        Properties shall be expected to generate a first year
                                    unleveraged distributable cash return (after fees) of no
                                    less than 7%.

        Total Returns (IRR):        Advisor acknowledges, as of the date of this Agreement,
                                    that the returns, for these types of properties, when
                                    underwritten on a conservative basis,  are approximately
                                    9% - 10% per annum, unleveraged and net of fees.
                                    Therefore, minimum total returns projected over the
                                    specified holding period shall not be less than 9% per
                                    annum, unleveraged, net of fees (when evaluated on a
                                    conservative basis) and should exceed the yield on the
                                    lessee's corporate bonds by at least 150 basis points
                                    and the yield on 10-year U.S.

             AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                         LEXINGTON REALTY ADVISORS, INC.

                                    Treasuries by at least 250 basis points.


        Appraisals:                 Advisor shall have each property appraised by an
                                    independent MAI appraiser approved by the Consultant
                                    during the fourth, seventh and tenth year after the date
                                    the first Property is acquired for the Client Account
                                    and then every two years thereafter, except that a
                                    Property purchased during any 12 month period prior to
                                    any of such scheduled appraisal dates shall not be
                                    appraised as scheduled hereunder, but shall be valued at
                                    its purchase price until the next succeeding scheduled
                                    appraisal.  Advisor shall provide an internal opinion of
                                    value of each property annually.

        Compliance with             Advisor may consider only property investments
        Environmental               which comply fully with all local, state federal govern-
        Regulations:                mental regulations regarding exposure to hazardous
                                    substances or other contaminants which may  jeopardize
                                    the public's safety.  Prior to any acquisition, evidence
                                    must be supplied to AGAR and Consultant, in the form of
                                    engineering reports or certifications attesting to the
                                    absence of asbestos, hazardous waste materials, and any
                                    other hazardous substances on the property or the
                                    property site, or specifying that the contaminants have
                                    been contained and managed historically in accordance
                                    with all relevant local, state and U.S. federal
                                    governmental statutes, laws, regulations, and
                                    standards.  To the extent that any such contaminant has
                                    not been properly contained or managed, or otherwise is
                                    present on the property in unacceptable levels requiring
                                    remediation, Advisor shall not proceed with acquisition
                                    of the property, notwithstanding the potential for
                                    remediation.

        Leverage:                   Shari'a compliant nonrecourse leverage may
                                    be used in order to increase portfolio level
                                    diversification and/or if the interest rate
                                    on the debt is at or below prevailing market
                                    rates and lower than the projected net
                                    unleveraged total return (IRR) for the
                                    investment. Leverage may not exceed 75% on
                                    any individual property.


             AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                         LEXINGTON REALTY ADVISORS, INC.

        Net Lease Tenant            Credit Requirements:  Tenant selection shall be an
                                    integral part of the investment process, and no
                                    investment shall be made without either an executed
                                    lease or a  tenant's binding letter of intent.  No
                                    tenant shall be considered unless it has achieved the
                                    required investment grade credit rating (or,
                                    alternatively, has compiled a credit history which is
                                    equivalent to such investment grade rating, if the
                                    tenant's credit is not rated), or unless such tenant's
                                    lease obligations are guaranteed unconditionally by an
                                    entity whose credit rating or history meets that minimum
                                    criterion.  Guarantees and other credit enhancements
                                    shall be obtained whenever possible.

        Lease Terms:                Lease terms shall have a minimum of seven years
                                    remaining. Leases shall be triple-net with possible
                                    exclusions for roof and other structural
                                    responsibility.  Leases with 10 year terms or longer
                                    shall be preferred.  Leases shall be CPI indexed or have
                                    structured rent increases, generally every two to five
                                    years, with increases averaging 2% to 3% per year on a
                                    portfolio basis.


B.      GLOBAL PREFERRED  CRITERIA

        Unless otherwise specified, the preferred criteria set forth below apply to all investments made by Advisor on behalf of AGAR for this separate account.

        Generally:                  Assets will be located in diverse, growing economies in
                                    supply-constrained locations.  Properties will have
                                    functional layouts, good visibility/identity and a clear
                                    management and exit strategy.

        Target Markets:             Target markets preferably will have a minimum population
                                    of 750,000 and exhibit strong economic growth
                                    prospects.  Tenant credit considerations may supersede
                                    geographical target preferences.

        Diversification:            Preferably, no more than 40% of the
                                    portfolio will be located in any economic
                                    region (Northeast, Mideast, East North
                                    Central, West North Central, Southeast,
                                    Southwest, Mountain, Pacific). Tenant credit


             AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                         LEXINGTON REALTY ADVISORS, INC.

                                    considerations will supersede
                                    diversification objectives.

C.      OFFICE CRITERIA

        Generally:                  Office investments shall be low to mid-rise
                                    institutional quality assets in prominent Class "A"
                                    locations. Properties will be post-1980 construction, or
                                    significantly rehabilitated within the past ten years.

        Lease Terms:                Minimum remaining lease term of 7 years.

        Property Age/Life Cycle:    Advisor will concentrate on suburban office structures where construction is completed. Forward commitments will be
                                    considered so long as AGAR does not bear development risk or any excessive capital market risk.

        Physical Characteristics    Office buildings shall be of high quality con-
        Generally:                  struction.  Commercial parks or suburban settings shall
                                    be preferred.  Urban/downtown locations will be
                                    permitted. Special purpose features or operations  shall
                                    not be considered. The following characteristics also
                                    are preferred:

                                    -       proximity to commercial amenities for tenant
                                            convenience;

                                    -       location in geographical areas demonstrating
                                            sustained growth over the previous five years and
                                            projected continued growth;

                                    -       simple building configurations with five floors
                                            or fewer;

                                    -       total square footage between 50,000
                                            and 200,000 square feet. Three to
                                            four parking spaces per thousand
                                            square feet of building area and,
                                            depending upon tenant requirements,
                                            ample visitor parking;

                                    -       attractive landscaping features, either existing



             AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                         LEXINGTON REALTY ADVISORS, INC.


                                            or designed;

                                    -       simple interior build-outs; and

                                    -       proximity to major highways or interstates.

D.      RETAIL CRITERIA

        Generally:                  Retail investments shall be single-story institutional
                                    quality assets in prominent Class "A" locations.
                                    Properties will be post-1980 construction, or
                                    significantly rehabilitated within the past ten years.

        Property  Age/Life Cycle:   Advisor will concentrate on properties where construction
                                    is completed.  Forward commitments will be considered so
                                    long as AGAR does not bear development risk
                                    or any excessive capital market risk.

        Physical Characteristics
          Generally:                Retail structures shall be of high quality
                                    construction.  Structures shall contain a minimum of
                                    30,000 square feet of interior space. The following
                                    characteristics are also preferred:

                                    -       rectangular building footprints with ceiling
                                            heights of no less than 18 feet;

                                    -       location in or proximate to existing
                                            retail centers with strong
                                            performance histories or, in the
                                            case of a new development, a
                                            location in geographical areas
                                            exhibiting strong retail growth
                                            patterns in the previous five-year
                                            period;

                                    -       proximity to major highways or interstates;

                                    -       excellent access;

                                    -       five parking spaces per thousand square feet of
                                            building area; and

                                    -       adequate signage.

                    AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                               LEXINGTON REALTY ADVISORS, INC.

E.      INDUSTRIAL CRITERIA

        Property Age/Life Cycle:    Advisor will concentrate primarily on industrial
                                    properties ten years of age or less.  Bulk
                                    warehouse/distribution properties are preferred.  While
                                    it is not expected that Advisor will acquire properties
                                    prior to the completion of construction, Advisor may
                                    enter into forward commitments to purchase properties on
                                    behalf of AGAR upon the completion of construction,
                                    provided that AGAR does not bear development risk or any
                                    excessive capital market risk.

        Property Profiles:          Buildings shall be of high quality construction with a
                                    physical layout that accommodates multiple tenants and
                                    facilitates easy traffic flow.  Clear heights should be
                                    at least 22 (but preferably 24 to 30) feet for
                                    distribution and manufacturing facilities and at least
                                    14 (but preferably 18 to 30) feet for business park
                                    properties.  Special purpose facilities should be
                                    avoided.  The following characteristics also are
                                    preferred:

                                    -       minimum interior square footage of the structure
                                            or structures of 100,000 square feet;

                                    -       well located in primary industrial
                                            corridors within target markets;
                                            target markets shall exhibit a
                                            strong logical relationship to
                                            regional or national distribution
                                            trends;

                                    -       rectangular building footprints with building
                                            depths no greater than 240 feet unless
                                            cross-docked;

                                    -       adequate dock and/or grade level doors (one per
                                            7,000 square feet);

                                    -       proximity to major highways or interstates;

                                    -       no more than 10-15% office build-out for
                                            distribution and manufacturing buildings;

             AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                         LEXINGTON REALTY ADVISORS, INC.




                                    -       tilt-up concrete or masonry construction;

                                    -       6" concrete floors; Fibermesh preferred;

                                    -       truck turning area of approximately 120 feet from
                                            the edge of building to the edge of the parking
                                            lot for distribution and manufacturing buildings;

                                    -       approximately one parking space per 1,000 square
                                            feet of building area for
                                            distribution/manufacturing buildings;

                                    -       two to three parking spaces per 1,000 square feet
                                            of building area for business park properties;

                                    -       sprinklered.


             AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                         LEXINGTON REALTY ADVISORS, INC.



II.     ISLAMIC INVESTMENT GUIDELINES

        Property Types:             All property types are acceptable,
                                    except those from which more than
                                    "negligible" lease income is derived from
                                    tenants involved in the following
                                    "Non-permissible" activities:

                                     -      alcohol, tobacco, pork, and pornography;

                                     -      establishments which serve liquor; and

                                     -      gambling casinos or the manufacture of gambling
                                            paraphernalia.

                                            In addition, properties should not
                                            derive the majority of lease income
                                            from "doubtful activities" from
                                            tenants which engage in:

                                     -      movies theaters (non-pornographic);

                                            and

                                     -      financial institutions such as banks, brokerage
                                            firms, investment  funds and insurance companies.

        Property Locations:          There are no specific restrictions, but locations
                                     established largely for the purposes of supporting
                                     Non-permissible activities should be excluded from
                                     investment consideration.  Examples of such restricted
                                     locations may include places such as Las Vegas, Nevada,
                                     and Atlantic City, New Jersey.

        Financing:                   All property and/or portfolio financings
                                     will adhere to the principals of Shari'a as
                                     provided to Advisor in writing. Economics
                                     and prudent thinking will dictate
                                     limitations on the financing amounts. It is
                                     anticipated that financing amounts will not
                                     exceed 75% of the asset value.

        Handling Excess Cash:        Cash management procedures shall conform to
                                     the guidelines set forth in EXHIBIT E of
                                     the Investment


             AGAR INTERNATIONAL HOLDINGS LTD. INVESTMENT GUIDELINES
                         LEXINGTON REALTY ADVISORS, INC.


                                    Advisory and Asset Management Agreement of which
                                    this EXHIBIT A is a part.

        Review and Approvals:       AGAR will review and approve
                                    Shari'a compliance for each investment
                                    proposal.


                                    EXHIBIT B

                           HOLD/SELL DECISION ANALYSIS


The hold/sell decision analysis with respect to each Property contained in each proposed Annual Business Plan shall include the following:

REASONABLENESS OF VALUATION; LIQUIDITY

- Review of the ability, given market conditions, to divest or liquidate each Property, and determination of the current market value of each Property, i.e., the value at which a Property can be sold within a reasonable time (the "DISPOSITION Value").This analysis shall include a discussion of material assumptions on which any recommendation is based, including terms and conditions of any projected disposition and the estimated time frame within which such a disposition could be affected.

STRATEGIC EVALUATION

- Review of each Investment's investment objectives and actual performance.

- Review of each Investment's compliance (e.g., projected returns) with AGAR's Investment Criteria and the prior year's Annual Business Plan.

- Review of market trends relevant to the Investment (such as comparable sales, capitalization rates, discount rates and growth rates) and the Investment's competitive advantages and disadvantages in its markets.

OPPORTUNITY COST ANALYSIS

- Review of each Investment's current rate of return and its projected short term and long term rates of return, all on a net of Advisor's fees basis.

- Review of an Investment's internal rate of return, assuming a sale at the Disposition Value.

- Review of an Investment's internal rate of return, assuming a sale at future points in time at an Investment's then projected Disposition Value.

- A review of projected returns of alternative real estate Investments exhibiting comparable risk.

REINVESTMENT OPPORTUNITIES

- If Advisor recommends the disposition of any Investment, the disposition review shall include an analysis of available real estate investment opportunities for the proceeds of such disposition, consistent with the applicable Investment Criteria set forth herein and in the Advisor's Annual Business Plan, including an estimate of the cost and time required to effectuate such investment.

                                    EXHIBIT C

                           INVESTMENT PROPOSAL SUMMARY


Property Identification:
Property Location:
Property Description (Including Land and Building Area):
Proposed Ownership Share to Be Acquired:
Investment Description:
Asking Price:
Current Owner/Seller:
Copy of Proposed Letter of Intent:
Joint Venture Partner (if any):
Broker (if any):
Debt - current & proposed (subject to Shari'a rules and principles):
Ground lease (if any):
     Estimate of needed / recommended capital expenditures and detail of same:
Projected annual cash on cash return:
Appropriate DCF & IRR analysis:
Tenancies (including nature of tenant businesses):
Rent Roll:
Lease Expiration Schedule:
Vacancy:
Property Age:
Environmental Issues (if any):
Parking:
Basic Property Area Demographics:  population, unemployment, employment growth:
Preliminary Local Market and Demographic Information:

Transaction Timing:
     Estimated Contract Date:
     Earnest Money Deposit Amount and Estimated Due Date:
     Estimated Closing Date:
     Closing Funds Amount:
     Letter of Intent Signing Date:
     Due Diligence Period:

Exit Strategy (including timing):

Advisor Comments and Recommendation (including negotiation strategy, investment strategy, purchase price and proposed investment's impact on portfolio diversification):

Attachments: Photographs, location maps, charts, floor plates, site plans, stacking plans and other available graphics

                                    EXHIBIT D

                          SUMMARY OF FINANCIAL ANALYSIS
                                AND DUE DILIGENCE



A.      FINANCIAL ANALYSIS

- Complete financial review of historical operating statements, if applicable.

- Discounted cash flow projections will be performed subsequent to individual lease and operating expense reviews. All underlying assumptions will be clearly defined.

- Yield sensitivity analysis will be conducted indicating annual dividends and internal rates of return.

-       Individual tenant credit review will be conducted, as appropriate.

- A real estate tax and assessment analysis will be conducted, which will include the anticipated impact from sale.

-       Conclusion regarding value and pricing.

B.      MARKET ANALYSIS

- Comprehensive market review will be conducted, including review of competitive product; supply and demand factors; current zoning; local, regional and national factors which may affect the performance of the asset under investigation.

- Historical market data will be gathered and analyzed. Future trends will be forecasted.

- Macro-market and micro-market observations will be summarized in order to determine the subject property's ability to compete effectively in its marketplace, both currently and in the future over the projected holding period.

- Sublease and prime space availability, net and gross absorption review, as appropriate.

C.      FINANCIAL CONTROLS AND ASSET MANAGEMENT

- When appropriate, matters relating to current and future on-site operations will be examined.

- When appropriate, operational changes will be recommended and efficiency increases will be examined.

- When appropriate, property management and leasing recommendations will be made relating to on-site personnel, contractual services and leasing strategies. An understanding of the accounting systems will be gained prior to closing.

- When appropriate, property accounting records and financial audits will be reviewed together with accounts receivable and accounts payable.

- When appropriate, individual tenant files will be examined, including rental payment histories.

-       A construction and design review will be conducted

-       Physical aspects of the property will be examined and described.

- Mechanical, electrical, HVAC, vertical transportation, roofing and plumbing systems will be reviewed. Cost estimates relating to deferred maintenance and/or upgrades will be given when appropriate.

- The quality of existing tenant improvements and significant special use improvements or features of the building will be assessed.

- Hazardous materials on or affecting the site will be identified and treatment recommendations set forth.

-       Local zoning and building codes will be reviewed to insure compliance.

- If appropriate, review of plans and specifications to determine the accuracy of space measurements relating to rentable and usable areas.

D.      SUMMARY REPORT

        Advisor will issue to AGAR and Townsend a comprehensive report including graphics which will define and address all matters examined during the due diligence period, together with conclusions and recommendations relating thereto.

                                    EXHIBIT E

                   CASH MANAGEMENT PROCEDURES TO BE FOLLOWED,
                          AS PERMITTED BY SHARI'A RULES

All rents, lease charges and other monies received from any Property shall be deposited in non-interest bearing accounts approved by AGAR. Monies from the accounts shall be disbursed only to pay approved expenditures in compliance with the Annual Budget. Authorized signatories for each such account shall be approved in advance by Advisor and AGAR. On a monthly basis, excess cash above approved budgeted monthly expenses and reserves shall be distributed to AGAR pursuant to AGAR's written instructions. Advisor shall provide a monthly written bank reconciliation for each account as soon as practicable after the end of each month.

Proceeds from the sale of any Property shall be handled in accordance with escrow instructions prepared by Advisor and approved by AGAR prior to the Property's disposition.

                                    EXHIBIT F

                                     FORM OF
                                QUARTERLY REPORTS

Advisor shall submit quarterly reports detailing the performance of AGAR's Investments on a property-by-property and portfolio basis, substantially in the form attached hereto. Such quarterly report shall include, at a minimum, a description of returns generated by the Investments, occupancy percentages, and a description of any significant event in connection with any Investment. In addition, Advisor shall transmit the following information electronically to Townsend and, if requested by AGAR, to AGAR:

Previous quarter's market value
Contributions received from AGAR during the quarter
Withdrawals paid to AGAR during the quarter
Distributions paid to AGAR during the quarter
Current net income
Appreciation (change in market value during the quarter)
Total advisory fees
Total investment amount committed by AGAR
Total uninvested commitment
Gross real estate assets
Mortgage(s) payable
Cash & short term investments
Other assets
Other liabilities
Property types (apartment, office, industrial, retail, hotel, other)
        Geographic diversification (Northeast, Mideast, East North Central, West North Central, Southeast, Southwest, Mountain, Pacific)
Cash-on-cash return
Relevant information for the quarter pertaining to the market and each Property

                                     FORM OF
                                 ANNUAL REPORTS


Each Annual Report shall contain the following information with respect to each Property and for the portfolio of Properties managed:

- A current performance summary, including an investment summary, income summary, total returns, real rate of return, cash-on-cash return and a funded investment summary, including an investment description

-       Date of acquisition

-       Acquisition costs

-       Property value

-       Appreciation analysis

-       Leasing status

-       Lease expirations for current year

- Comparative performance for the prior year and as projected for the year going forward

-       Disposition analysis on a Property-by-Property basis

- Significant changes in Advisor's organization, key personnel, investment strategy or philosophy, clients and assets managed during the year

                                    EXHIBIT G

                                  ADVISOR FEES
                        (LEXINGTON REALTY ADVISORS, INC)


A.      COMPENSATION.

In consideration of the services to be provided under this Agreement, Advisor shall be paid an Acquisition Fee, an Asset Management Fee and an Incentive Fee, as set forth in this EXHIBIT G. Capitalized terms shall have the definitions set forth in this EXHIBIT G, or, if not specifically defined herein, then as set forth in the body of the Agreement. All fees provided herein shall be calculated on a pre-income tax basis.

1. ACQUISITION FEE. The "Acquisition Fee", payable out of the closing escrow account at the time of closing of the acquisition of a Property, shall equal 0.9% (90 basis points) of the total "Acquisition Cost" of the Property; provided, however, that in no case shall the Acquisition Fee plus any mortgage broker fee for a Property exceed $400,000.

2. ASSET MANAGEMENT FEE. The "ASSET MANAGEMENT FEE" shall be 0.3% (30 basis points) of the Gross Asset Value of the Client Account on an annual basis, payable one fourth each quarter in arrears. An invoice for the Asset Management Fee shall be submitted by Advisor within thirty (30) days after the end of each quarter, together with appropriate supporting documentation. Advisor may deduct the Asset Management Fee from receipts of Property rentals otherwise due to be deposited to the account of AGAR or a USCo, as applicable, under Section 3.2.6 of this Agreement. In the event AGAR objects to any such deduction for Asset Management Fees within a reasonable time period after receipt of Advisor's invoice, then Advisor shall deposit the amount of the fees to which AGAR objects into an escrow account maintained at a bank or other financial institution selected by AGAR and located in the City of New York, New York, until such time as the dispute over such fees is resolved as provided in this Agreement. The failure of AGAR (or a USCo) to object under this paragraph 2 as to the payment of all or part of the Asset Management Fee shall not preclude AGAR (or such USCo) from objecting thereto in the context of an audit review under paragraph 5 below.

3. INCENTIVE FEE. The "INCENTIVE FEE" shall be calculated as set forth below in paragraph 3(a) and shall be equal to 16% of the Disposition Proceeds actually received from the sale of each Property that are in excess of the amount of Disposition Proceeds needed to provide AGAR or a USCo, as the case may be, with an annual pre-tax internal rate of return of 10% (as defined below), after payment of all fees and expenses, on the Beginning Investment Value of such Property. As more particularly provided in the paragraphs below, full payment of the Incentive Fee with respect to any Property will be subject to AGAR's (or a USCo's, as the case may be) receiving an annual pre-tax internal rate of return of 10%.

Until the tenth anniversary of the date the first Property is acquired for the Client Account, as provided in the following paragraphs (a) through (c), AGAR or the respective USCo shall pay the Advisor any Incentive Fee due with respect to each Property sold or otherwise removed from the Client Account, including Properties removed as a result of the termination of this Agreement. Subject to Holdback Amounts, payment of Incentive Fees for Properties sold or removed as of each Incentive Compensation Date shall be made on the Incentive Compensation Date. If the Client Account acquires a partial interest in a Property through a joint venture, partnership, corporation or trust, only the Client Account's interest in such Property shall be taken into account in calculating the Incentive Fee.

               (a) FEE AMOUNT. The Incentive Fee for each Property shall be calculated as of its respective Disposition Date, and AGAR and Advisor shall seek to agree on the calculation of the amount of the Incentive Fee for a Property at least five (5) days prior to the date of its sale or removal, with any dispute to be resolved as provided in this Agreement.

               (i) PROPERTIES SOLD. The Incentive Fee for each Property sold shall equal 16% of the amount by which the Disposition Proceeds received for the Property exceeds the Return Base of the Property as of the Disposition Date, calculated using the Benchmark Rate of Return.

               (ii) PROPERTIES REMOVED/AGREEMENT TERMINATED. The Incentive Fee for any Property removed from the Client Account or held in the Client Account at such time as the Agreement is terminated shall be calculated as provided in paragraph 3(a)(i) above as if the Disposition Value were the Disposition Proceeds of the Property.

               (b) FEE PAYMENT. On each Incentive Compensation Date, 75% of any Incentive Fee earned for Properties sold or removed during the quarter of which the Incentive Compensation Date is the last day will be paid to the Advisor. The remaining 25% of any Incentive Fee earned during such quarter (the "HOLDBACK AMOUNT") shall be deposited in an interest bearing escrow account with a financial institution mutually acceptable to AGAR and the Advisor (the "HOLDBACK ACCOUNT"). The Holdback Amount, if any, that is standing in the Holdback Account as of an Incentive Compensation Date and is not attributable to sales or removals of Properties during the quarter of which the Incentive Compensation Date is the last day together with all interest earned thereon, (in the aggregate, the "Available Holdback Amount") shall be fully disbursed to the Advisor or AGAR within ninety (90) days after the next succeeding Incentive Compensation Date, in accordance with paragraph 3(c) below.

               (c) HOLDBACK ACCOUNT DISBURSEMENTS. For each Incentive Compensation Date on which there is an Available Holdback Amount in the Holdback Account, the Portfolio Return Value will be calculated as of such Incentive Compensation Date and the amount thereof will be agreed upon by AGAR and the Advisor, with any dispute to be resolved as provided in this Agreement. Based upon the Portfolio Return Value, Available Holdback Amount then in the Holdback Account shall be disbursed as follows:

                      (iii) NO DEFICIENCY. If the Portfolio Return Value is an amount equal to or greater than zero (0), the entire Available Holdback Amount shall be paid to the Advisor.

                      (iv) DEFICIENCY. If the Portfolio Return Value is a
               negative amount (the "DEFICIENCY AMOUNT"), then AGAR shall be paid from the Available Holdback Amount then in the Holdback Account the lesser of: (i) the absolute amount of the Deficiency Amount; or (ii) the entire balance of the Available Holdback Amount then in the Holdback Account. Any portion of the Available Holdback Amount remaining in the Holdback Account after the payment to AGAR shall be paid to the Advisor.

               (d) Provided that this Agreement has not previously been terminated, beginning on the tenth anniversary of the date the first Property is acquired for the Client Account, Advisor's Incentive Fee shall be calculated and payable based upon the appraised fair market value of the Remaining Properties. Such tenth anniversary, and the same calendar date every two years thereafter shall be an "INCENTIVE CALCULATION DATE". On each Incentive Calculation Date, the Advisor's Incentive Fee shall be equal to sixteen percent (16%) of the amount by which (i) the aggregate Fair Market Value of the Portfolio on the Incentive Calculation Date exceeds (ii) the aggregate Return Base of the Portfolio on the Incentive Calculation Date, subject to a Holdback Amount of 25% of the Incentive Fee payable, provided, however, that upon the sale and/or liquidation of the final Property no Holdback Amount shall be withheld. The Available Holdback Amount of 25% shall be payable on the next Incentive Compensation Date in accordance with paragraph 3(c) above. Fair market value shall be determined in accordance with the procedures outlined in Section B(o) below. No Incentive Fee shall be paid with respect to the sale of any Property or the removal of any Property from the Client Account which occurs on or after the said tenth anniversary, but each such sale or removal shall be taken into account in calculating the Return Base of the Portfolio on the applicable Incentive Calculation Date.

4. MOST FAVORED NATIONS. The Advisor agrees that the Acquisition Fee, the Asset Management Fee and the Incentive Fee established under this Agreement shall not exceed those agreed by it with respect to similar services provided to any other client of Advisor. If, during the term of this Agreement, Advisor agrees to a lower fee for similar services involving any other client under similar terms and conditions, Advisor shall so notify AGAR promptly of the existence of such more favorable fees, and effective immediately upon such notification, this Agreement shall be amended so that thereafter such more favorable fee amounts shall apply hereunder, in lieu of the fee arrangements provided herein.

5. TERMINATION. In the event this Agreement is terminated, the Advisor shall be compensated as provided in paragraphs 1 through 3 of this EXHIBIT G for all services rendered to AGAR in conformity with the Agreement through the date of termination. In such event, the Incentive Fee shall be calculated as if the date of termination were an Incentive Compensation Date, and the Holdback Account shall be settled and distributed to Advisor or AGAR as if all Properties in the Client Account had been sold.

6. ADJUSTMENTS. AGAR shall have the right retroactively to contest any fee payment to Advisor, if, after an audit of any acquisition, any Property or any corporation (including, without limitation, AGAR or any USCo), a discrepancy exists as to the appropriate fee payable to Advisor relative to any Property. AGAR will give Advisor prompt Notice of any discrepancies which may result in such fee adjustment no later than thirty (30) days after receipt of the audit by AGAR. In this regard, AGAR may deposit amounts due Advisor under the then current invoice into an escrow account maintained at a bank or other financial institution selected by AGAR and located in the City of New York, New York, until such time as the dispute over such fees is resolved as provided in this Agreement.

B.      DEFINITIONS.

As used herein, the following terms shall have the meanings set forth below. The meaning of any singular term includes the plural and the meaning of any plural term includes the singular.

               (a) "ACQUISITION COST" with respect to a specific Property owned by AGAR or by one of the USCos, shall mean the contract purchase price of the Property.

               (b) "ADVISOR" shall mean LEXINGTON REALTY ADVISORS, INC.

               (c) "AFFILIATE" shall mean, as to any person, (ix) any other person directly or indirectly controlling, controlled by or under common control with such person, (x) any other person who owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares of equity interests of such person or of any other person which controls, is controlled by or is under common control with such person, or (xi) any officer, director, employee, partner or trustee of such person or of any person controlling, controlled by or under common control with such person. An "AFFILIATED" person means an Affiliate.

               (d) "AGAR" shall mean AGAR International Holdings Ltd.

               (e) "AGREEMENT" shall mean the Investment Advisory and Asset Management Agreement between AGAR and LEXINGTON REALTY ADVISORS, INC., to which this EXHIBIT G is attached and of which it is a part.

               (f) "ALLOCABLE INDEBTEDNESS" for a Property shall mean the amount of any debt secured solely by the Property or borrowed specifically for the Property from a person unrelated to AGAR or a USCo, as applicable, and/or the pro rata share of portfolio debt or debt secured by more than one Property and all accrued interest thereon. The pro rata share of such portfolio debt or debt secured by more than one Property shall be calculated based on (i) the relative amount of the contract purchase price of each Property, without regard to such portfolio debt, or debt secured by more than one Property, or (ii) any other reasonable method mutually agreed upon by AGAR and the Advisor at the time such financing is secured.

               (g) "BEGINNING INVESTMENT VALUE" shall mean, for a Property, the total amount capitalizable by AGAR or a USCo, as applicable, upon the acquisition of a Property at the closing of the acquisition, including the Acquisition Cost, closing costs and the Acquisition Fee. For the Portfolio, the term shall mean the total amount capitalizable by AGAR and all USCos with respect to the acquisition of Properties pursuant to this Agreement.

               (h) "BENCHMARK RATE OF RETURN" or "BRR" shall mean a total pre-tax net rate of return of ten percent (10%) per annum.

               (i) "CLIENT ACCOUNT" shall mean all Properties held by AGAR and all the Properties held by USCos and managed by Advisor in accordance with the Agreement.

               (j) "CONSULTANT" shall mean the Townsend Group.

               (k) "DISPOSITION DATE" shall mean, for a Property, the last day of the quarter in which the Property is sold, or otherwise removed from the Client Account, including by termination of this Agreement.

               (l) "DISPOSITION PROCEEDS" with respect to a Property means the net pre-tax proceeds from the sale of the Property available to AGAR or the USCo which owns the Property, as applicable, after paying all Allocable Indebtedness as to the Property and all expenses related to the sale, but before the payment of any Incentive Fee related to the sale.

               (m) "DISPOSITION VALUE" with respect to a Property, shall mean the Fair Market Value of the Property reduced by: (i) an assumed selling cost equal to two and one-half percent (2.5%) of its Fair Market Value; (ii) a reasonable estimate of any applicable real estate transfer taxes that would customarily be paid by AGAR (or by any USCo which owns the Property, as applicable) upon a sale of the Property; and (iii) the unpaid principal balance of, and all accrued interest on, any Allocable Indebtedness.

               (n) "FAIR MARKET VALUE" shall mean fair market value of the Property, as the Appraisal Institute defines such term. As used with respect to an Incentive Compensation Date, if a Property has been acquired less than twelve
(12) months before the Incentive Compensation Date, the Property shall not be appraised (unless the Property has already been the subject of an appraisal by an independent outside appraiser in connection with its acquisition), and Fair Market Value shall mean the contract purchase price of the Property plus (i) closing costs, (ii) the Acquisition Fee paid to the Advisor, and (iii) the cost of any capital improvements and other items added to the basis of the Property, determined in accordance with GAAP for market value accounting, consistently applied.

               (o) "FAIR MARKET VALUE UPON TERMINATION OF THE AGREEMENT." The following procedures shall apply whenever the Fair Market Value of a Property or Properties is to be determined in connection with the termination of the Agreement or if there is a dispute concerning a valuation.

                   (v) Whenever the Fair Market Value of a Property is to be
               determined in connection with the termination of the Agreement, AGAR shall have the right to approve an independent appraiser recommended by Advisor to determine such Fair Market Value. Advisor and AGAR shall attempt to agree on the selection of an independent appraiser within thirty (30) days of the date of termination. If Advisor and AGAR have not agreed on such selection within such thirty (30) day period, Consultant shall select an independent appraiser by Notice to Advisor within forty-five (45) days following the termination of the Agreement. By no later than forty-five (45) days following the selection of the appraiser, such appraiser shall submit a draft written appraisal setting forth such person's determination of the Fair Market Value of the Property.

                   (vi) Advisor shall have fifteen (15) days to review the
               draft written appraisal and submit written comments on such draft to AGAR, Consultant and the appraiser. The appraiser shall, in such person's discretion, duly consider these comments, if any, and shall within ten (10) days of the receipt of such comments, if any, or if Advisor has not responded within such 15-day period, at the expiration of such period, submit a final written appraisal. Advisor shall have ten (10) days to object to such final written appraisal in writing by notice to AGAR and Consultant. If notice of Advisor's objection is not given by Advisor within said ten (10) day period, such written appraisal shall be deemed binding upon AGAR and Advisor. If, however, Advisor submits Notice of its objections to such final written appraisal within said ten (10) day period, Advisor shall then select an independent appraiser which Advisor reasonably believes AGAR would find acceptable who shall submit a written appraisal of the Fair Market Value of the Property within forty-five (45) days. If the higher appraisal differs by five percent (5%) or less from the lower appraisal, then the two appraisals shall be averaged, and such averaged sum shall constitute the appraised Fair Market Value of the Property, which determination shall be binding upon AGAR and Advisor. If the higher appraisal differs by more than five percent (5%) from the lower appraisal, the two appraisers shall, within twenty
               (20) days of the date of issuance of the second written appraisal, select a third appraiser who shall attempt to reconcile the different appraisals. Within forty-five (45) days of such third appraiser's selection, the third appraiser shall render a final written appraisal of that appraiser's determination of the Fair Market Value of the Property. If the three appraisers are unable to agree upon the Fair Market Value, then the Fair Market Value of the Property shall be deemed to be the average of the two appraisals which are closest in dollar amount to each other, which determination shall be binding upon AGAR and Advisor.

                      (vii) Any appraiser agreed to or designated hereunder shall be disinterested, shall not be an Affiliate of AGAR, Consultant or Advisor, shall be qualified to appraise real estate of the type covered by this Agreement and to be appraised, shall have received the Member Appraisal Institute (or any successor organization of comparable standing if such organization is not then in existence) designation (MAI), and shall have been actively engaged in the appraisal of such real estate in the real estate market in which a subject Property is located for at least five (5) years immediately preceding his designation.

                      (viii) If any appraiser is unable or unwilling to act,
               such person's successor shall be designated in the same manner as he was designated.

                      (ix) AGAR shall pay the fees and expenses of the first appraiser, and Advisor shall pay the fees and expenses of the second appraiser, if any. Each party shall pay one-half (1/2) of the fees and expenses of the third appraiser, if any.

               (p) "GROSS ASSET VALUE" shall mean the aggregate Fair Market Value as of the date in question of all Properties in the Client Account.

               (q) "HOLDBACK ACCOUNT" shall mean the account maintained by AGAR in which 25% of the amount of the Incentive Fee shall be retained and disbursed in accordance with the provisions of paragraphs 3(b), 3 (c) or 3(d).

               (r) "HOLDBACK AMOUNT" shall mean 25% of the amount of the Incentive Fee that is to be retained in the Holdback Account pursuant to paragraphs 3(b), 3(c) 3(d).

               (s) "INCENTIVE COMPENSATION DATE" shall mean the last day of each quarter until the tenth anniversary of the date the first Property is acquired for the Client Account in which a Property is sold or otherwise removed from the Client Account. The Final Incentive Compensation Date shall be the last day of the quarter in which occurs the termination of the Agreement or the sale of the final Property in the Client Account, provided that such termination or sale occurs prior to or on the said tenth anniversary.

               (t) "INVESTMENT PERIOD" shall mean (i) for a Property, the period of time commencing on the last day of the quarter in which AGAR or a USCo advanced the Beginning Investment Value and ending on the last day of the quarter in which the Property is sold or the last day of the quarter in which the Agreement is terminated, as applicable; and (ii) for the Portfolio, the period of time commencing on the last day of the quarter in which AGAR or a USCo effected the acquisition of a Property and ending on the Incentive Compensation Date on which the Portfolio Return Value is being calculated.

               (u) "PORTFOLIO" shall have the meaning given it in paragraph
B(x).

               (v) "PORTFOLIO CASH FLOW" shall mean for any quarter the sum of all Property Cash Flow from all Properties in the Client Account.

               (w) "PORTFOLIO RETURN VALUE" shall mean (i) the Disposition Value of the Remaining Properties, minus (ii) the Return Base of the Portfolio, on a given Incentive Compensation Date.

               (x) "PROPERTY" shall mean a fee estate or other real property interest owned by AGAR or any USCo directly or indirectly through a partnership, joint venture or otherwise which was acquired pursuant to the advice of Advisor and under the procedures set forth in this Agreement. All Properties acquired pursuant to the advice of Advisor and under the procedures set forth in this Agreement and held by AGAR or by any USCo shall constitute the "CLIENT ACCOUNT" or the "PORTFOLIO."

               (y) "PROPERTY CASH FLOW" shall mean for each Property the net amount (positive or negative) of all cash inflows minus all cash outflows with respect to the

Property which occur during a particular calendar quarter. Cash inflows include the rent from the Property, proceeds of Allocable Indebtedness, insurance, condemnations, or sales; and any other receipts related to the acquisition, improvement, leasing, operation, maintenance, protection or disposition of the Property. Cash outflows include the Beginning Investment Value, plus any additional equity advances toward the purchase price of the Property; acquisition, financing and improvement costs of the Property; interest and principal payments on Allocable Indebtedness; Acquisition Fees, Asset Management Fees, audit and appraisal fees assessed against AGAR or any USCo on account of the Property; and any other expenditure related to the acquisition, improvement, leasing, operation, maintenance, protection or disposition of the Property, but shall exclude any applicable Incentive Fee. Cash outflows for this purpose shall not include any payments made to any taxing authority with respect to any income or gain realized by AGAR or any USCo owning a Property. All outflows and inflows shall be deemed to have been made or received, as the case may be, as of the last day of the applicable calendar quarter. Property Cash Flow for the last quarter of an Investment Period shall be increased or decreased, as applicable, by the net amount of any accrued income, minus any accrued expenses.

               (z) " RATE OF RETURN FACTOR" shall mean the factor used to calculate the Return Base needed to achieve the BRR each quarter during the Investment Period. The Rate of Return Factor for a quarter shall be 1.0241137.

               (aa) " RETURN BASE" is the amount derived by the methodology described below. The Return Base of a Property or the Portfolio shall be calculated by calendar quarter over the Investment Period of the Property or the Portfolio, as applicable, in the following manner:

                      (x) The Return Base at the end of the previous quarter
               (using the Beginning Investment Value of the Property, or the Portfolio, as applicable, for the calculation of the first quarter), multiplied by the Rate of Return Factor for the quarter, minus

                      (xi) The Property Cash Flow, or the Portfolio Cash Flow,
               as applicable, during the current quarter.

               (bb) "REMAINING PROPERTIES" shall mean all Properties then currently in the Client Account on an Incentive Compensation Date.

                                    EXHIBIT H

                           AUTHORIZED PERSONS FOR AGAR



We hereby confirm Advisor's authority to accept instructions on behalf of AGAR pertaining to the Investments described in the foregoing Investment Advisory and Asset Management Agreement to which this EXHIBIT H is attached and forms a part, as follows:

Advisor may accept and rely upon all instructions in writing, orally or by telephone or other teleprocess given on behalf of AGAR by any person whom Advisor in good faith believes to be any of the persons designated below:

                Name                                    Signature
               -----                                    ---------
         Sh. Saleh Bin Mahfouz
                                                 ---------------------------

         Aidarous Albar
                                                 ---------------------------


Notwithstanding anything herein to the contrary, if instructions by AGAR are provided in a form other than written, Advisor will provide to AGAR and Townsend, prior to acting on such instruction, a letter confirming its understanding of such instructions in reasonable detail. Such letter shall be sent via facsimile in accordance with the provisions of Section 11.7 hereof.

AGAR shall advise Advisor in writing of any change in the persons designated above and, until Advisor has actually received such written notice and had a reasonable opportunity to act upon it, Advisor is authorized to act upon instructions which Advisor in good faith believes to have been given by any person designated above.

Provided Advisor has faithfully and accurately carried out such instructions, Advisor shall be fully protected in, and shall incur no liability to AGAR for acting upon any instructions given in writing or transmitted by telefax or verbally given and confirmed in writing by Advisor as stated above, which Advisor in good faith believes to have been given by any person designated above.

In addition, AGAR agrees to hold Advisor and its agents harmless from any and all liability, loss and expense arising directly or indirectly out of Advisor's following AGAR's instructions from any such designated person regarding the Investments.

                                    AGAR:


Date:                               By:
      ----------------                  ---------------------------------

                                    Title:
                                            ------------------


CERTIFICATION:

        I, the undersigned, duly elected, qualified and acting
___________________ ("Officer") of AGAR, a corporation organized and existing under the laws of [____________] , hereby certify that:

1. The Officer, _________________, signing this EXHIBIT H and agreement has appropriate authority to do so and the signature is genuine.

2. The agents listed in this EXHIBIT H are duly authorized to give instructions to Advisor and their signatures are genuine.

        IN WITNESS WHEREOF, I have hereunto set by hand and affixed the seal of this _________________ this ____ day of ____________________, 2000.


(Seal)                              Officer:
                                             --------------------------
                                    Other Officer*:
                                                   -----------------------



* If the Officer is authorized to deliver instructions pursuant to this EXHIBIT H, the above certification must also be signed by an additional officer of the corporation.

                                    EXHIBIT I

                   PREFERRED LIST OF ENGINEERS, ENVIRONMENTAL
                        CONSULTANTS AND ROOF CONSULTANTS



ENGINEERS

Asset Advisory Services, Inc.
7000 Central Parkway
Suite 250
Atlanta, GA  30328
Attn:  George Latham
(404) 367-0220

Property Condition Assessments, LLC
16 N. Marengo Avenue
Suite 510
Pasadena, CA  91101
Attn:  John Luna
(626) 685-9560

ENVIRONMENTAL CONSULTANTS

BEM Systems, Inc.
100 Passaic Avenue
Chatham, NJ 07928
Attn:  Sharon Stecker
(908) 598-2600

Dames & Moore
5540 Falmouth Street
Suite 201
Richmond, VA  23239
Attn:  John Spangler
(804) 285-6726

Arcadis, Geraghty & Miller, Inc.
8222 South 48th Street
Suite 140

Phoenix, AZ  85044
Attn:  Katy Brantingham
(602) 438-0883

ROOFING CONSULTANTS

CRS, Inc.
3810 Monroe-Ansonville Road
Monroe, NC  28110
Attn:  Dick Baxter
(704) 283-8556

Alsan and Associates of Madison
710 No. Meadow Lane
Madison, WI
Attn:  David Wandel
(608) 238-6850



                                      I-2